Exhibit 2.8

CONFORMED COPY

EUR 1,400,000,000 FACILITY AGREEMENT

Dated 17 DECEMBER 2004 AND AMENDED AND RESTATED ON 1 MARCH 2005

for LEGRAND S.A.S. and certain of its Subsidiaries arranged by BNP PARIBAS and THE ROYAL BANK OF SCOTLAND PLC with BNP PARIBAS acting as Facility Agent and BNP PARIBAS acting as Security Agent

17 December 2004

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Schedule

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THIS AGREEMENT is dated 17 December 2004 and is amended and restated on the Effective Date under (and as defined in) a supplemental agreement entered into between the parties hereto on 1 March 2005.

BETWEEN:

(1)	LEGRAND S.A., a company (société anonyme) incorporated in France having its registered office at 128 avenue du Maréchal de Lattre de Tassigny, 87000 Limoges, and with registered number 758 501 001 R.C.S. Limoges (the Company);

(2)	LEGRAND HOLDING, a company (société anonyme) incorporated in France, having its registered office at 128 avenue du Maréchal de Lattre de Tassigny, 87000 Limoges, and with registered number 421 259 615 R.C.S. Limoges (Holdco);

(3)	THE SUBSIDIARIES of Holdco listed in Part 1 of Schedule 1 as original borrowers (the Original Borrowers);

(4)	THE SUBSIDIARIES of Holdco listed in Part 1 Schedule 1 as original guarantors (the Original Guarantors);

(5)	BNP PARIBAS and THE ROYAL BANK OF SCOTLAND PLC as mandated lead arrangers and bookrunners (whether acting individually or together, the Mandated Lead Arranger);

(6)	BNP PARIBAS and THE ROYAL BANK OF SCOTLAND PLC as underwriters (whether acting individually or together, the Underwriter);

(7)	BNP PARIBAS as facility agent of the other Finance Parties (the Facility Agent);

(8)	BNP PARIBAS as security agent of the other Finance Parties (the Security Agent);

(9)	THE ROYAL BANK OF SCOTLAND PLC as closing agent (the Closing Agent); and

(10)	THE FINANCIAL INSTITUTIONS listed in Part 2 of Schedule 1 as lenders (the Original Lenders).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

Accession Letter means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

Accounting Date means each 31 March, 30 June, 30 September and 31 December, except as adjusted to ensure that those dates fall on the same day of the week or otherwise with the consent of the Facility Agent.

Accounting Period means a period of approximately one year ending on an Accounting Date.

Accounting Quarter means each period ending on the last day of March, June, September and December in a Financial Year.

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Accounts means each set of financial statements required to be prepared by a member of the Group and supplied to the Facility Agent under this Agreement.

Additional Borrower means a company which becomes an Additional Borrower in accordance with Clause 25 (Changes to the Obligors).

Additional Guarantor means a company which becomes an Additional Guarantor in accordance with Clause 25 (Changes to the Obligors).

Additional Obligor means an Additional Borrower or an Additional Guarantor.

Administrative Party means a Mandated Lead Arranger, the Facility Agent, the Security Agent or the Closing Agent.

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

Agent means the Facility Agent or the Security Agent as appropriate.

Approved Accounting Principles means French GAAP or IFRS, reconciled with US GAAP.

Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

Availability Period means:

(a)	in relation to Tranche A, the period from and including the date of this Agreement up to and including the date falling 30 days from the date of this Agreement;

(b)	in relation to Tranche B, the period from the date of this Agreement up to including the date falling one year from the date of this Agreement: and

(c)	in relation to Facility B, the period from and including the date of this Agreement until the date falling one month prior to the Termination Date.

Available Commitment means, in relation to a Facility, a Lender's Commitment under that Facility minus:

(a)	the Base Currency Amount of its participation in any outstanding Loans under that Facility; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made under that Facility on or before the proposed Utilisation Date, other than, in relation to Facility B only, that Lender's participation in any Facility B Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

Available Facility means, in relation to a Facility, the aggregate for the time being of each Lender's Available Commitment in respect of that Facility.

Base Currency means euro.

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Base Currency Amount means, in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Facility Agent's Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Facility Agent receives the Utilisation Request) adjusted to reflect any repayment (other than, in relation to Facility A, a repayment arising from a change of currency), prepayment, consolidation or division of the Loan.

Borrower means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 25 (Changes to the Obligors).

Break Costs means the amount by which:

(a)	the interest (excluding the Margin and the Mandatory Cost) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Paris, and:

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of euro) any TARGET Day.

Certain Funds Period means the period, not exceeding 30 days, starting on the date of this Agreement and ending the date of the first Utilisation Date.

Change of Control has the meaning given to it in Clause 8.2.

Code means the United States Internal Revenue Code of 1986, as amended.

Commitment means a Facility A Commitment or a Facility B Commitment.

Companies means the Company and Holdco.

Compliance Certificate means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).

Default means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

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Derivative Instrument means any forward rate agreement, option, swap, cap, floor, any combination or hybrid of the foregoing and any other financial derivative agreement.

Dutch Banking Act means the Dutch Act on the Supervision of the Credit System 1992 (Wet toezicht kredietwezen 1992), including the Dutch Exemption Regulation.

Dutch Borrower means a Borrower incorporated in the Netherlands.

Dutch Civil Code means the Burgerlijk Wetboek.

Dutch Exemption Regulation means the Exemption Regulation of the Minister of Finance (Vrijstellingsregeling Wtk 1992).

Dutch Guarantor means a Guarantor incorporated in the Netherlands.

Dutch Obligor means an Obligor incorporated in the Netherlands.

Environmental Approval means any authorisation required by Environmental Law.

Environmental Claim means any claim by any person in connection with:

(a)	a breach, or alleged breach, of Environmental Law;

(b)	any accident, fire, explosion or other event of any type involving an emission or substance which is capable of causing harm to any living organism or the environment; or

(c)	any other environmental contamination.

Environmental Law means any law or regulation concerning:

(a)	the protection of health;

(b)	the environment;

(c)	the conditions of the workplace; or

(d)	any emission or substance which is capable of causing harm to any living organism or the environment.

EURIBOR means, in relation to any Loan in euro:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan.

euro, EUR or € means the single currency of the Participating Member States.

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Event of Default means any event or circumstance specified as such in Clause 23 (Events of Default).

Existing Facilities means the facilities made available under the senior credit agreement dated 26 July 2002 and amended and restated on 5 December 2002 as amended on 15 September, 2003 and on 12 November 2004 entered into between, among others, (i) Legrand S.A.S. (formerly FIMAF S.A.S.), (ii) Lumina Financing 1 S.à.r.l., (iii) Credit Suisse First Boston (Europe) Limited, Lehman Brothers International (Europe), The Royal Bank of Scotland plc as Mandated Lead Arrangers, and (iv) The Royal Bank of Scotland plc as Facility Agent and Security Agent.

Facility means Facility A or Facility B.

Facility A means the term loan facility made available under this Agreement as described in Clause 2 (The Facilities).

Facility A Commitment means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading Facility A Commitment in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility A Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

Facility A Loan means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

Facility A Repayment Date means each of the dates set out on Clauses 7.1 (Repayment of Facility A Loans) and the Termination Date.

Facility Agent's Spot Rate of Exchange means the Facility Agent's spot rate of exchange for the purchase of the relevant currency with the Base Currency in the Paris foreign exchange market or about 11:00 a.m. on a particular day.

Facility B means the revolving loan facility made available under this Agreement as described in Clause 2 (The Facilities).

Facility B Commitment means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading Facility B Commitment in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility B Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

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Facility B Loan means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

Facility Office means the permanent establishment to which payments under this Agreement will be effectively connected and which is notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

Fee Letter means any letter or letters dated on or about the date of this Agreement between one or more Administrative Parties and the Companies (or the Facility Agent and the Companies) setting out any of the fees referred to in Clause 12 (Fees).

Finance Document means this Agreement, any Fee Letter, any Accession Letter, any Resignation Letter, the Security Document, the Intercreditor Deed and any other document designated as such by the Facility Agent and the Company.

Finance Party means an Administrative Party or a Lender.

Financial Indebtedness means (without double counting) any indebtedness in relation to or arising under or in connection with:

(a)	any money borrowed (including any overdraft);

(b)	any debenture, bond (other than a performance bond issued in the ordinary course of trading by one Group Company in relation to the obligations of another Group Company), note or loan stock or other similar instrument;

(c)	any acceptance or documentary credit;

(d)	any receivable sold or discounted (otherwise than on a non-recourse basis) up to the amount of the recourse;

(e)	the purchase price of any asset or service to the extent payable by a Group Company after the time of sale or delivery to a Group Company, where the deferred payment is:

(i)	arranged as a method of raising finance; or

(ii)	paid more than six months after the sale or delivery date;

(f)	the sale price of any asset or service to the extent paid to a Group Company before the time of sale or delivery by the Group Company liable to effect that sale or delivery, where the advance payment is arranged as a method of raising finance;

(g)	any lease, hire purchase agreement, credit sale or conditional sale agreement in each case which would be treated as financial liabilities in accordance with Approved Accounting Principles;

(h)	the aggregate amount of any forward rate agreement, option, swap, cap, floor, any combination or hybrid of the foregoing and any other financial derivative agreement to the extent treated as liabilities under the Approved Accounting Principles; for the avoidance of doubt, Derivative Instruments related to the TSDIs are excluded.

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(i)	any amount payable by any Group company in relation to the redemption or repurchase of any share capital or other securities issued by it or any other Group Company, other than amounts payable to an Obligor;

(j)	any amount raised under any other transaction having the commercial effect of a borrowing;

(k)	any guarantee of indebtedness of any person of a type referred to in paragraphs (a) to (i) (inclusive) above; or

(l)	any indebtedness of any person of a type referred to in paragraphs (a) to (j) (inclusive) above as to which a Group Company has provided security over its assets (regardless of whether such Group Company assumes the obligations of such person in relation to such indebtedness).

Financial Year means the period of 12 months ending on 31 December in each year.

French GAAP means generally accepted accounting principles in the Republic of France.

Funds Flow Statement means the statement in the agreed form prepared by the Company showing all payments to and/or by members of the Group in connection with the transactions contemplated in the Finance Documents and the flow of funds occurring on and immediately before and after the first Utilisation Date.

GPF means GP Financière New Sub 1 S.C.S. a company incorporated in Luxembourg with registered number B90-159;

Group means Holdco and its Subsidiaries for the time being.

Group Company means a member of the Group.

Guarantee means a guarantee given by an Original Guarantor or an Additional Guarantor in accordance with Clause 18 (Guarantee).

Guarantor means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 25 (Changes to the Obligors).

Hedging Agreements means Derivative Instruments entered into with one or more hedging lenders for the purpose of managing or hedging currency and/or interest rate risk in relation to the Facilities, the Existing Facilities, the TSDIs and the Long Term Notes.

High Yield Notes means the senior notes denominated in Euros and/or US Dollars, issued by Holdco on 12 February 2003 under an indenture dated 12 February 2003.

High Yield Notes Debt means Financial Indebtedness incurred under the High Yield Notes or High Yield Notes Funding Loans;

High Yield Notes Funding Loans Assignment Agreement means the agreement dated 12 February 2003 between Holdco and the trustee in respect of the High Yield Notes, whereby Holdco assigned by way of security or pledge to the trustee in respect of the High Yield Notes (for and on behalf of the holders of the High Yield Notes) its right to receive payment under certain circumstances in respect of a portion of the High Yield Notes Funding Loans.

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High Yield Notes Funding Loans means the unsecured or loans denominated in Euros and/or US Dollars issued by Legrand S.A.S. on (or about) the date High Yield Notes were issued and subscribed for by Holdco.

Holding Company means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

IFRS means the international financial reporting standards promulgated from time to time by the International Accounting Standards Board.

Information Memorandum means the document in the form approved by the Companies concerning the Group which, at the Companies' request and on their behalf, was prepared in relation to this transaction and distributed by the Mandated Lead Arrangers to selected financial institutions in connection with syndication.

Intercreditor Deed means an intercreditor deed dated 17 December 2004 entered into between, among others, (i) Lumina Parent S.à r.l. as Parent, (ii) Lumina Participation S.à r.l., (iii) Holdco, (iv) GPF, (v) BNP Paribas as Facility Agent and Security Agent, (vi) the Lenders, (vii) the High Yield Notes Funding Bondholders as listed therein and (viii) Bank of New York as trustee for the holders of the High Yield Notes.

Interest Period means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.4 (Default interest).

Legrand S.A.S. means Legrand S.A.S., a French société par actions simplifiée having its registered office at 128 avenue du Maréchal de Lattre de Tassigny, 87000 Limoges and with registered number 421 391 269 R.C.S. Paris.

Lender means:

(a)	any Original Lender; and

(b)	any bank or financial institution which has become a Party in accordance with Clause 24 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

LIBOR means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

Loan means a Facility A Loan or a Facility B Loan.

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Long Term Notes means the 8.5 per cent. debentures in the principal amount of $ 400,000,000 issued by the Company on 14 February 1995 and due 15 February 2025.

Lumina Financing 1 S.à.r.l. means a company incorporated in Luxembourg with registered number B-883636.

Major Default means each of the events of default set out in Clauses 23.1 (Non-payment), 23.6 (Insolvency), 23.7 (Insolvency proceedings), 23.8 (Creditors' process) and 23.10 (Analogous proceedings).

Major Representation means each of the representations set out in Clauses 19.1 (Status), 19.2 (Binding obligations) and 19.4 (Power and authority).

Majority Lenders means:

(a)	if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 66⅔ per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66⅔ per cent. of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66⅔ per cent. of all the Loans then outstanding.

Mandatory Cost means the percentage rate per annum calculated by the Facility Agent in accordance with Schedule 4 (Mandatory Cost formulae).

Margin means the rate calculated in accordance with Clause 9.3 (Margin).

Material Adverse Effect means any material adverse effect to :

(a)	the business or financial condition of Holdco and its Subsidiaries taken as a whole; and

(b)	the ability of any Obligor to perform or comply with any of its payment obligations under a Finance Document or the financial covenants set out in Clause 21 (Financial Covenants) under this Agreement.

Material Subsidiaries means each Obligor and any Subsidiary of the Company which has consolidated turnover or Consolidated EBITDA representing five per cent. or more of the consolidated turnover or Consolidated EBITDA of the Group, calculated on a consolidated basis.

Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

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(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

Multiemployer Plan means a "multiemployer plan" within the meaning of section 3(37) or 4001(a)(3) of ERISA.

Net Proceeds means the aggregate cash consideration received by any Group Company in relation to the disposal of all or any part of the assets of any Group Company but after deducting:

(a)	all Taxes paid or Taxes reasonably estimated to be payable;

(b)	fees, costs and expenses reasonably incurred by continuing Group Companies in connection with that disposal;

(c)	amounts due to third party minority shareholders;

(d)	the amount of any reserve established in accordance with Approved Accounting Principles against any liabilities of continuing Group Companies associated with such disposal, provided that the amount of any subsequent reduction of such reserve (other than a payment in respect of such liability) shall be deemed to be Net Proceeds; and

(e)	the amount of any Financial Indebtedness (other than Financial Indebtedness under the Finance Documents) secured by a Security on the assets disposed of the extent that the contract evidencing such Financial Indebtedness requires such Financial Indebtedness to be repaid upon consummation of such disposal (provided that such Financial Indebtedness and Security were permitted under the terms of this Agreement).

Obligor means a Borrower, a Guarantor or Holdco.

Optional Currency means Sterling or US Dollars or a currency (other than the Base Currency), which complies with the conditions set out in Clause 4.4 (Conditions relating to Optional Currencies).

Original Equity Investors means one or more of Kohlberg Kravis Roberts & Co. LP, Wendel Investissement, and any affiliated entity thereof and any funds advised or managed directly or indirectly by any of them.

Original Financial Statements means:

(a)	in relation to Holdco, the audited consolidated financial statements of the Group for the Financial Year ended 31 December 2003; and

(b)	in relation to each Original Obligor other than Holdco, its financial statements (audited where applicable) for its Financial Year ended 31 December 2003.

Original Guarantors means Legrand S.A.S. and any Subsidiary of Legrand S.A.S. listed in Part 1 of Schedule 1 as an original guarantor.

Original Obligor means an Original Borrower, an Original Guarantor or Holdco.

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Participating Member State means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

Party means a party to this Agreement.

Professional Market Party means a professional market party (professionele marktpartij) under the Dutch Exemption Regulation.

Qualifying Lender has the meaning given to it in Clause 13 (Tax Gross Up and Indemnities).

Quotation Day means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is sterling) the first day of that period;

(b)	(if the currency is euro) two TARGET Days before the first day of that period; or

(c)	(for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Facility Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

Reference Banks means, in relation to EURIBOR, the principal office in Paris of BNP Paribas, Société Générale and Calyon and, in relation to LIBOR, the principal London offices of Barclays Bank plc, The Royal Bank of Scotland plc and HSBC Bank plc or such other banks as may be appointed by the Facility Agent in consultation with the Company.

Relevant Interbank Market means in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.

Repayment Instalment means the repayment instalments set out in Clause 7.1 (Repayment of Facility A Loans)

Repeating Representations means all the representations set out in Clause 19 except those set out in Clauses 19.7 (Deduction of Tax), 19.8 (No filing or stamp taxes), 19.10 (No misleading information), 19.11 (Financial statements), 19.13 (No proceedings pending or threatened) and 19.15 (Material Adverse Effect).

Resignation Letter means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

Rollover Loan means one or more Facility B Loans:

(a)	made or to be made on the same day that a maturing Facility B Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Facility B Loan;

(c)	in the same currency as the maturing Facility B Loan (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency)); and

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(d)	made or to be made to the same Borrower for the purpose of refinancing a maturing Facility B Loan.

Screen Rate means:

(a)	in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period; and

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

Security means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

Security Document means a pledge of financial instruments account to be granted by Legrand S.A.S. in favour of the Finance Parties in relation to the shares it holds in the Company (less 116,007 shares required for the purposes of share purchase plans).

Selection Notice means a notice substantially in the form set out in Part 2 of Schedule 3 (Requests) given in accordance with Clause 10 (Interest Periods) in relation to Facility A.

Senior Funding Bonds means the bonds issued by Legrand S.A.S. and subscribed for by Lumina Financing 1 S.à.r.l. on 10 December 2002 in an aggregate principal amount of EUR 1,335,000,000.

Specified Time means a time determined in accordance with Schedule 10 (Timetables).

Sterling or £ means the lawful currency of the United Kingdom.

Subordinated Shareholder PIK Bonds means the subordinated shareholder PIK bonds in an amount of EUR 1,164,549,839 issued by Legrand Holding on 12 February 2003 and subscribed by GPF.

Subsidiary means, in relation to any company, another company which is controlled by it within the meaning of article L.233-3 of the French Code de Commerce.

Syndication Date means the date on which the Facility Agent notifies the Company that primary syndication of the Facilities has been or is to be completed.

TSDIs means the four series of subordinated perpetual notes (titres subordonnés à durée indéterminée) issued by the Company (i) in December 1990 in an amount of FRF 3,000,000,000 bearing interest at PIBOR plus 0.65 per cent. per annum, (ii) in March 1992 in an amount of FRF 1,625,000,000 bearing interest at PIBOR plus 0.75 per cent. per annum, (iii) in March 1992 in an amount of FRF 275,000,000 bearing interest at 9.801 per cent. per annum and (iv) in March 1992 in an amount of FRF 100,000,000 bearing interest at 9.801 per cent. per annum, in each case as subsequently repackaged and concerning series (i) and (ii) as restructured in December 1995.

TARGET means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

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TARGET Day means any day on which TARGET is open for the settlement of payments in euro.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Termination Date means, in relation to Facility A and Facility B, the date falling five years after the date of this Agreement.

Total Commitments means the aggregate of the Total Facility A Commitments and the Total Facility B Commitments, being EUR 1,400,000,000 at the date of this Agreement.

Total Facility A Commitments means the aggregate of the Facility A Commitments, being EUR 700,000,000 at the date of this Agreement.

Total Facility B Commitments means the aggregate of the Facility B Commitments, being EUR 700,000,000 at the date of this Agreement.

Tranche A means the aggregate amount of EUR 700,000,000 to be drawn under Facility A in accordance with Clause 2.

Tranche B means the aggregate amount of EUR 365,000,000 to be drawn under Facility A in accordance with Clause 2.

Transfer Agreement means an agreement substantially in the form set out in Schedule 5 (Form of Transfer Agreement) or any other form agreed between the Facility Agent and the Company.

Transfer Date means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Agreement; and

(b)	the date on which the Facility Agent executes the Transfer Agreement.

Unpaid Sum means any sum due and payable but unpaid by a Borrower under the Finance Documents.

U.S. Debtor means an Obligor that is incorporated or organised under the laws of the United States of America or any State of the United States of America (including the District of Columbia) or that resides or has a domicile, a place of business or property in the United States of America.

US Dollars or USD means the lawful currency of the United States of America.

US GAAP means accounting principles, standards and practice generally accepted from time to time in the United States of America.

Utilisation means a utilisation of a Facility.

Utilisation Date means the date of a Utilisation, being the date on which the relevant Loan is to be made.

Utilisation Request means a notice substantially in the form set out in Part 1 of Schedule 3 (Requests).

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VAT means value added tax.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the Facility Agent, the Mandated Lead Arranger, the Underwriter, the Security Agent, the Closing Agent, any Finance Party, any Lender, any Obligor or any Party shall be construed so as to include its successors in title, permitted assigns and permitted transferees and Mandated Lead Arranger shall include any entity appointed as mandated lead arranger prior to the Syndication Date with the consent of the Mandated Lead Arrangers;

(ii)	assets includes present and future properties, revenues and rights of every description;

(iii)	corporate reconstruction includes in relation to any company any contribution of part of its business in consideration of shares (apport partiel d'actifs) and any demerger (scission) implemented in accordance with articles L.236-1 to L.236-24 of the French Code de Commerce;

(iv)	a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(v)	gross negligence means faute lourde;

(vi)	a guarantee includes any cautionnement, aval and any garantie which is independent from the debt to which it relates;

(vii)	a document being "in agreed form" means in a form agreed between the Company and (as the case may be) the Closing Agent or the Facility Agent;

(viii)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(ix)	merger includes any fusion implemented in accordance with articles L.236-1 to L.236-24 of the French Code de Commerce;

(x)	a person includes any person, firm, company, corporation, government, state or agency of a state or any grouping (whether or not having separate legal personality) or two or more of the foregoing;

(xi)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law which is generally complied with by those to whom it is addressed) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xii)	a security interest includes any type of security (sûreté réelle) and transfer by way of security;

(xiii)	trustee, fiduciary and fiduciary duty has in each case the meaning given to such term under any applicable law;

(xiv)	wilful misconduct means dol;

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(xv)	a provision of law is a reference to that provision as amended or re-enacted;

(xvi)	unless a contrary indication appears, a time of day is a reference to Paris time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been remedied or waived.

1.3	Dutch terms

In this Agreement, where it relates to a Dutch entity, a reference to:

(a)	a necessary action to authorise where applicable, includes without limitation:

(i)	any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden); and

(ii)	obtaining an unconditional positive advice (advies) from the competent works council(s) (if any), or, if such advice is not unconditional, confirmation by the relevant Dutch Obligor that (i) the conditions set by the competent works council(s) are and will be complied with, and (ii) such compliance will not have a Material Adverse Effect;

(b)	financial assistance means any act contemplated by:

(i)	(for a besloten vennootschap) Article 2:207(c) of the Dutch Civil Code; and

(ii)	(for a naamloze vennootschap) Article 2:98(c) of the Dutch Civil Code;

(c)	gross negligence means grove schuld;

(d)	negligence means schuld;

(e)	a security interest includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkte recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(f)	wilful misconduct means opzet;

(g)	(i) a winding-up, administration or dissolution (and any of those terms) includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(ii)	a moratorium includes surséance van betaling and granted a moratorium includes surséance verleend;

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(iii)	any step or procedure taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under section 36 (2) of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or Section 16d (2) of the Social Insurance Co-ordination Act of the Netherlands (Coördinatiewet Sociale Verzekeringen);

(iv)	an administrator includes a bewindvoerder; and

(v)	an attachment includes a beslag.

2.	THE FACILITIES

2.1	The Facilities

Subject to the terms of this Agreement, the Lenders make available:

(a)	to the Borrowers, a multicurrency term loan facility in a maximum aggregate amount equal to Tranche A,

(b)	to the Company, a multicurrency term loan facility in a maximum aggregate amount equal to Tranche B,

provided that:

(i)	the aggregate amount of Tranche A equal to the aggregate amount of the Total Facility A Commitments may be drawn;

(ii)	no utilisation of Tranche B will be made unless the equivalent amount under Tranche A has been or is, on the same date, repaid; and

(iii)	the total amount to be drawn under Tranche A and/or Tranche B, shall not exceed the aggregate amount of the Total Facility A Commitments; and

(c)	to the Borrowers, a multicurrency revolving loan facility in a maximum aggregate amount equal to the Total Facility B Commitments.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several (conjointes et non solidaires). Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Finance Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from a Borrower shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

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3.	PURPOSE

3.1	Purpose

(a)	Each Borrower shall apply all amounts borrowed by it under Facility A:

(i)	in relation to Tranche A, to refinance the Existing Facilities, to redeem indirectly the Senior Funding Bonds, including accrued interest, breakage costs and expenses in relation to the Senior Funding Bonds and the Existing Facilities and in respect of the establishment of the Facilities; and

(ii)	in relation to Tranche B, to finance a distribution of dividends or reserves by the Company, provided that the equivalent amount under Tranche A has been or is, on the same date, repaid.

(b)	Each Borrower shall apply all amounts borrowed by it under Facility B:

(i)	to finance working capital and other general corporate purpose of the Group including (without limitation) refinancing of the Existing Facilities; and

(ii)	to finance acquisitions.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

No Borrower may deliver a Utilisation Request unless:

(a)	The Closing Agent has, on or before the date of this Agreement, received all of the documents and other evidence listed in Part 1 of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Closing Agent (acting reasonably);

(b)	Subject to Clause 4.3, the Closing Agent has, on or before the first Utilisation Date, received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Closing Agent (acting reasonably). The Closing Agent shall notify the Facility Agent, the Company and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

(a)	Subject to Clause 4.6 (Certain Funds Period), the Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(ii)	the Repeating Representations to be made by each Obligor are true in all material respects.

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(b)	The Lenders will only be obliged to comply with Clause 6.3 (Change of currency) if, on the first day of an Interest Period, no Default is continuing or would result from the change of currency and the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Condition subsequent relating to Security securing the Existing Facilities

Subject to Clause 3 (c) Schedule 2Part 2, the Facility Agent will receive from the Company, as soon as practicable after the first Utilisation Date, evidence that all releases of Security in favour of third parties securing the Existing Facilities granted by any Group Companies, which have not been registered on the first Utilisation Date, have been registered.

4.4	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to a Loan if:

(i)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Loan; and

(ii)	it is Sterling or US Dollars or has been approved by the Facility Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Facility Agent of the relevant Utilisation Request or Selection Notice for that Loan.

(b)	If the Facility Agent has received a written request from the Company for a currency to be approved under paragraph (a)(ii) above, the Facility Agent will confirm to the Company by the Specified Time:

(i)	whether or not the Lenders have granted their approval; and

(ii)	if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Utilisation in that currency.

4.5	Maximum number of Loans

(a)	A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation:

(i)	15 or more Facility A Loans would be outstanding; or

(ii)	15 or more Facility B Loans would be outstanding.

(b)	Any Loan made by a single Lender under Clause 6.3 (Change of currency) shall not be taken into account in this Clause 4.5.

4.6	Certain Funds Period

Notwithstanding any other provisions of this Agreement, neither the Facility Agent nor any of the Lenders will, during the Certain Funds Period, refuse to make any Loan under the Facilities for the purpose of refinancing the Existing Facilities unless:

(a)	any Major Representation is inaccurate in any material respect; or

(b)	any Major Default is outstanding or would result from the making of that Loan; or

(c)	a Change of Control occurs; or

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(d)	it is unlawful for the Facility Agent or that Lender to make a Loan.

5.	UTILISATION

5.1	Delivery of a Utilisation Request

A Borrower may utilise a Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Facility to be utilised;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iii)	the currency and amount of the Utilisation comply with Clause 2.1 (The Facilities) and 5.3 (Currency and amount); and

(iv)	the proposed Interest Period complies with Clause 10 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Loan must be:

(i)	if the currency selected is the Base Currency, a minimum of EUR 10,000,000 for Facility A and a minimum of EUR 10,000,000 for Facility B or in either case, if less, the Available Facility; or

(ii)	if the currency selected is an Optional Currency, the minimum amount of a Loan in Sterling will be £ 7,500,000, the minimum amount of on Loan in US Dollars will be USD 10,000,000 and, if in any other Optional Currency, the minimum amount (and if required, integral multiple) specified by the Facility Agent pursuant to paragraph (b)(ii) of Clause 4.4 (Conditions relating to Optional Currencies) or if less, the Available Facility; and

(iii)	in any event such that its Base Currency Amount is less than or equal to the Available Facility.

5.4	Lenders' participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

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(c)	The Facility Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

6.	OPTIONAL CURRENCIES

6.1	Selection of currency

(a)	A Borrower (or the Company on behalf of a Borrower) shall select the currency of a Loan:

(i)	(in the case of an initial Utilisation) in a Utilisation Request; and

(ii)	(afterwards in relation to a Facility A Loan made to it) in a Selection Notice.

(b)	If a Borrower (or the Company on behalf of a Borrower) fails to issue a Selection Notice in relation to a Facility A Loan, the Loan will remain denominated for its next Interest Period in the same currency in which it is then outstanding.

(c)	If a Borrower (or the Company on behalf of a Borrower) issues a Selection Notice requesting a change of currency and the first day of the requested Interest Period is not a Business Day for the new currency, the Facility Agent shall promptly notify the Borrower and the Lenders and the Loan will remain in the existing currency (with the shortest Interest Period permitted under this Agreement) until the next day which is a Business Day for both currencies, on which the shortest Interest Period will begin.

6.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)	a Lender notifies the Facility Agent that the Optional Currency requested is not readily available to it in the amount required; or

(b)	a Lender notifies the Facility Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Facility Agent will give notice to the relevant Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender's proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Lender's proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

6.3	Change of currency

(a)	If a Facility A Loan is to be denominated in different currencies during two successive Interest Periods:

(i)	if the currency for the second Interest Period is an Optional Currency, the amount of the Loan in that Optional Currency will be calculated by the Facility Agent as the amount of that Optional Currency equal to the Base Currency Amount of the Loan at the Facility Agent's Spot Rate of Exchange at the Specified Time;

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(ii)	if the currency for the second Interest Period is the Base Currency, the amount of the Loan will be equal to the Base Currency Amount;

(iii)	(unless the Facility Agent and the Borrower agree otherwise in accordance with paragraph (b) below) the Borrower that has borrowed the Loan shall repay it on the last day of the first Interest Period in the currency in which it was denominated for that Interest Period; and

(iv)	(subject to Clause 4.2 (Further conditions precedent)) the Lenders shall re-advance the Loan in the new currency in accordance with Clause 6.5 (Facility Agent's calculations).

(b)	If the Facility Agent and the Borrower that has borrowed the Facility A Loan agree, the Facility Agent shall:

(i)	apply the amount paid to it by the Lenders pursuant to paragraph (a)(iv) above (or so much of that amount as is necessary) in or towards purchase of an amount in the currency in which the Facility A Loan is outstanding for the first Interest Period; and

(ii)	use the amount it purchases in or towards satisfaction of the relevant Borrower's obligations under paragraph (a)(iii) above.

(c)	If the amount purchased by the Facility Agent pursuant to paragraph (b)(i) above is less than the amount required to be repaid by the relevant Borrower, the Facility Agent shall promptly notify that Borrower and that Borrower shall, on the last day of the first Interest Period, pay an amount to the Facility Agent (in the currency of the outstanding Facility A Loan for the first Interest Period) equal to the difference.

(d)	If any part of the amount paid to the Facility Agent by the Lenders pursuant to paragraph (a)(iv) above is not needed to purchase the amount required to be repaid by the relevant Borrower, the Facility Agent shall promptly notify that Borrower and pay that Borrower, on the last day of the first Interest Period that part of that amount (in the new currency).

6.4	Same Optional Currency during successive Interest Periods

(a)	If a Facility A Loan is to be denominated in the same Optional Currency during two successive Interest Periods, the Facility Agent shall calculate the amount of the Facility A Loan in the Optional Currency for the second of those Interest Periods (by calculating the amount of Optional Currency equal to the Base Currency Amount of that Facility A Loan at the Facility Agent's Spot Rate of Exchange at the Specified Time) and (subject to paragraph (b) below):

(i)	if the amount calculated is less than the existing amount of that Facility A Loan in the Optional Currency during the first Interest Period, promptly notify the Borrower that has borrowed that Facility A Loan and that Borrower shall pay, on the last day of the first Interest Period, an amount equal to the difference; or

(ii)	if the amount calculated is more than the existing amount of that Facility A Loan in the Optional Currency during the first Interest Period, promptly notify each Lender and, if no Event of Default is continuing, each Lender shall, on the last day of the first Interest Period, pay its participation in an amount equal to the difference.

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(b)	If the calculation made by the Facility Agent pursuant to paragraph (a) above shows that the amount of the Facility A Loan in the Optional Currency for the second of those Interest Periods converted into the Base Currency at the Facility Agent’s Spot Rate of Exchange at the Specified Time has increased or decreased by less than 5 per cent. compared to its Base Currency Amount, no notification shall be made by the Facility Agent and no payment shall be required under paragraph (a) above.

6.5	Facility Agent's calculations

(a)	All calculations made by the Facility Agent pursuant to this Clause 6 will take into account any repayment, prepayment, consolidation or division of Facility A Loans to be made on the last day of the first Interest Period.

(b)	Each Lender's participation in a Loan will, subject to paragraph (a) above, be determined in accordance with paragraph (b) of Clause 5.4 (Lenders' participation).

7.	REPAYMENT

7.1	Repayment of Facility A Loans

(a)	The Borrowers of the Facility A Loans shall repay the Facility A Loan in semi-annual instalments. Each such instalment will fall due for repayment on each date specified in column (1) below. The amount in total which must be repaid on each such date is specified opposite that date in column (2) below. Any balance of the aggregate Loans remaining outstanding on the Termination Date shall be repaid in full on that date:

(1) Date	(2) Amount
17 December 2005	77,777,777
17 June 2006	77,777,777
17 December 2006	77,777,777
17 June 2007	77,777,777
17 December 2007	77,777,777
17 June 2008	77,777,777
17 December 2008	77,777,777
17 June 2009	77,777,777
17 December 2009	77,777,784

(b)	No Borrower may reborrow any part of Facility A which is repaid.

7.2	Repayment of Facility B Loans

Each Borrower which has drawn a Facility B Loan shall repay that Loan on the last day of its Interest Period.

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8.	PREPAYMENT AND CANCELLATION

8.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(b)	upon the Facility Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(c)	each Borrower shall repay that Lender's participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Facility Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.2	Change of control

(a)	If any person or group of persons acting in concert (in each case other than the Original Equity Investors) gains control of the Company, Legrand S.A.S. and/or Holdco or if the Company, Legrand S.A.S. or Holdco permits to be sold all or substantially all of the assets or the business of the Group:

(i)	the Company shall promptly notify the Facility Agent upon becoming aware of that event;

(ii)	a Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan); and

(iii)	if the Majority Lenders so require, the Facility Agent shall, by not less than 30 days notice to the Company, cancel the Total Commitments and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Total Commitments will be cancelled and all such outstanding amounts will become immediately due and payable.

(b)	For the purpose of paragraph (a) above "acting in concert" has the meaning given in Article L.233-10 of the French Code de Commerce.

(c)	For the purpose of paragraph (a) above "control" has the meaning given in article L. 233-3 of the French Code de Commerce.

8.3	Voluntary cancellation

The Company may, if it gives the Facility Agent not less than 5 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of EUR 10,000,000) of an Available Facility. Any cancellation under this Clause 8.3 shall reduce the Commitments of the Lenders rateably under that Facility.

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8.4	Automatic cancellation

The Commitments of each Lender under each Facility will be automatically cancelled at the close of business in Paris on the last day of the Availability Period for that Facility to the extent undrawn at that date.

8.5	Voluntary prepayment of Facility A Loans

(a)	A Borrower to which a Facility A Loan has been made may, if it gives the Facility Agent not less than 5 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Facility A Loan (but, if in part, being an amount that reduces the Base Currency Amount of the Facility A Loan by a minimum amount of EUR 10,000,000).

(b)	A Facility A Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the applicable Available Facility is zero).

(c)	Any prepayment under this Clause 8.5 shall satisfy the obligations under Clause 7.1 (Repayment of Facility A Loans) in such order as the Company may select.

8.6	Voluntary Prepayment of Facility B Loans

The Borrower to which a Facility B Loan has been made may, if it gives the Facility Agent not less than five Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Facility B Loan (but if in part, being an amount that reduces the Base Currency Amount of the Facility B Loan by a minimum amount of EUR 10,000,000).

8.7	Right of repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 13.2 (Tax gross-up) or under an equivalent provision of any Finance Document; or

(ii)	any Lender claims indemnification from the Company under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased costs),

the Company may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Loans.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Company has given notice under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Loan is outstanding shall repay that Lender's participation in that Loan.

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8.8	Mandatory prepayment and cancellation in relation to a single Lender

If it becomes unlawful for a Borrower to perform any of its obligations to any Lender under paragraph (c) of Clause 13.2 (Tax gross-up) or under an equivalent provision of any Finance Document,

(a)	the Company shall promptly notify the Facility Agent upon becoming aware of that event;

(b)	upon the Facility Agent notifying that Lender, its Commitment will be immediately cancelled; and

(c)	that Borrower shall repay that Lender's participation in the Loans made to that Borrower on the last day of each Interest Period which ends after the Company has given notice under paragraph (a) above or, if earlier, the date specified by that Lender in a notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.9	Disposal of Material Subsidiaries

(a)	If any Group Company sells a Material Subsidiary, 50% of the Net Proceeds will be applied in prepayment of the Facilities.

(b)	Net Proceeds need not be so applied if they are applied or contracted to be applied and are (where contracted) so applied in the acquisition of businesses or companies with activities which are similar or complementary to the activities of the Group within a period of 365 days.

8.10	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Any prepayment pursuant to paragraphs 8.2 or 8.9 shall be applied against the relevant Facility or all the Facilities and in such order as the Company may select.

(d)	No Borrower may reborrow any part of Facility A which is prepaid otherwise than in accordance with Clause 2.1(a)(ii).

(e)	Unless a contrary indication appears in this Agreement, any part of Facility B which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(f)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(g)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

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(h)	If the Facility Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

9.	INTEREST

9.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	EURIBOR or, in relation to any Loan in an Optional Currency, LIBOR; and

(c)	Mandatory Cost, if any.

9.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

9.3	Margin

(a)	The Company must supply to the Facility Agent a Compliance Certificate within 90 days of the end of each quarterly Accounting Period, beginning with the first quarterly Accounting Period ending on 30 June 2005.

(b)	A Compliance Certificate must specify the ratio of Consolidated Net Debt to Consolidated MaintainableEBITDA for the last Accounting Period ending on the most recent Accounting Date and be signed by the Chief Financial Officer or the Chief Executive Officer of Holdco.

(c)	Subject to paragraphs (d) and (e) below, the Margin in respect of Facility A and Facility B will be (i) for Interest Periods ending on or before 30 June 2005, 0.60 per cent. per annum and (ii) for any other Interest Periods determined by reference to the table below and the information set out in the relevant Compliance Certificate with effect from two days after receipt of that Compliance Certificate.

(1) Margin Ratio	(2) Margin (per annum)
Equal to or greater than 3.75	1.10%
Equal to or greater than 3.50 but less than 3.75	0.90%
Equal to or greater than 3.25 but less than 3.50	0.70%
Equal to or greater than 3.00 but less than 3.25	0.65%
Equal to or greater than 2.75 but less than 3.00	0.55%
Equal to or greater than 2.50 but less than 2.75	0.50%

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(1) Margin Ratio	(2) Margin (per annum)
Equal to or greater than 2.25 but less than 2.50	0.45%
Equal to or greater than 2.00 but less than 2.25	0.40%
Equal to or greater than 1.75 but less than 2.00	0.35%
Less than 1.75	0.30%

(d)	For so long as:

(i)	the Company is in default of its obligation under this Agreement to provide a Compliance Certificate; or

(ii)	an Event Default is outstanding,

the applicable Margin in respect of Facility A and Facility B will be the highest applicable rate for the relevant Facility set out in the table in paragraph (c) above.

(e)	If the Margin has been reduced or increased under this Subclause in reliance on a Compliance Certificate but the audited Accounts of the Group for the period covered by the relevant Compliance Certificate do not confirm the basis for the reduction or increase, the reduction or increase will be reversed with retrospective effect. The applicable Margin will instead be that calculated by reference to the audited Accounts. If, in this event, any amount of interest has been paid by the Company on the basis of the relevant Compliance Certificate, the Company must immediately pay to the Facility Agent any shortfall in that amount as compared to that which would have been paid to the Lenders if the applicable Margin had been calculated by reference to the relevant audited Accounts. Any increase in Margin that was not justified when calculated by reference to the relevant audited Accounts (the Undue Interest) will be deducted from the next following interest payment or (if the Margin for that next following payment would be negative as a result of that deduction) the next following interest payments.

(f)	Upon total repayment of the Loans by the Borrowers, any portion of Undue Interest which has not been deducted in accordance with the foregoing shall be deducted from the principal amount of the Loans repayable by the Borrowers. The Facility Agent shall use reasonable efforts to obtain the reimbursement of the portion of the Undue Interest that has been paid to a Lender that has ceased to be a Lender at the date of the adjustment.

9.4	Default interest

(a)	If a Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue to the fullest extent permitted by law on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 9.4 shall be immediately payable by the Borrower on demand by the Facility Agent.

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(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount only if, within the meaning of Article 1154 of the French Code Civil, such interest is due for a period of at least one year, but will remain immediately due and payable.

9.5	Notification of rates of interest

The Facility Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

9.6	Effective Global Rate (Taux Effectif Global)

For the purposes of Articles L.313-1 and seq, R.313-1 and R.313-2 of the Code de la Consommation and Articles L.313-4 to L.313-5 of the Code Monétaire et Financier, the Parties acknowledge that by virtue of certain characteristics of the Facility (and in particular the variable interest rate applicable to Loans and the Borrower's right to select the currency and the duration of the Interest Period of each Loan) the taux effectif global cannot be calculated at the date of this Agreement. However, the Original Borrowers acknowledge that they have received from the Facility Agent a letter containing an indicative calculation of the taux effectif global, based on figured examples calculated on assumptions as to the taux de période and durée de période set out in the letter in the form set out in Schedule 9. The Parties acknowledge that that letter forms part of this Agreement.

10.	INTEREST PERIODS

10.1	Selection of Interest Periods

(a)	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for a Facility A Loan is irrevocable and must be delivered to the Facility Agent by the Borrower (or the Company on behalf of a Borrower) to which that Facility A Loan was made not later than the Specified Time.

(c)	Until the earlier of the Syndication Date and three months after the first Utilisation Date, the duration of each Interest Period shall be one month or such other period (not exceeding one month) so as to ensure that the Interest Periods for all Loans then outstanding end on the same date or such other period (not exceeding six months) as may be agreed between the Company and the Facility Agent.

(d)	If a Borrower (or the Company) fails to deliver a Selection Notice to the Facility Agent in accordance with paragraph (b) above, the relevant Interest Period will, subject to Clause 10.2 (Changes to Interest Periods), be three Months.

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(e)	Subject to this Clause 10, a Borrower (or the Company) may select an Interest Period of 1, 2, 3, 6 or 12 Months or any other period agreed between the Company and the Facility Agent (acting on the instructions of all the Lenders). In addition a Borrower (or the Company on its behalf) may select an Interest Period of (in relation to Facility A) a period of less than one Month, if necessary to ensure that there are sufficient Facility A Loans (with an aggregate Base Currency Amount equal to or greater than the Repayment Instalment) which have an Interest Period ending on a Facility A Repayment Date for the Borrowers to make the Repayment Instalment due on that date.

(f)	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.

(g)	Each Interest Period for a Facility A Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(h)	A Facility B Loan has one Interest Period only.

10.2	Changes to Interest Periods

(a)	Prior to determining the interest rate for a Facility A Loan, the Facility Agent may shorten an Interest Period for any Facility A Loan to ensure there are sufficient Facility A Loans (with an aggregate Base Currency Amount equal to or greater than the Repayment Instalment) which have an Interest Period ending on a Facility A Repayment Date for the Borrowers to make the Repayment Instalment due on that date.

(b)	If the Facility Agent makes any of the changes to an Interest Period referred to in this Clause 10.2, it shall promptly notify the Company and the Lenders.

10.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.4	Consolidation and division of Facility A Loans

(a)	Subject to paragraph (b) below, if two or more Interest Periods:

(i)	relate to Facility A Loans in the same currency;

(ii)	end on the same date; and

(iii)	are made to the same Borrower,

those Facility A Loans will, unless that Borrower (or the Company on its behalf) specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Facility A Loan on the last day of the Interest Period.

(b)	Subject to Clause 4.5 (Maximum number of Loans) and Clause 5.3 (Currency and amount), if a Borrower (or the Company on its behalf) requests in a Selection Notice that a Facility A Loan be divided into two or more Facility A Loans, that Facility A Loan will, on the last day of its Interest Period, be so divided with Base Currency Amounts specified in that Selection Notice, being an aggregate Base Currency Amount equal to the Base Currency Amount of the Facility A Loan immediately before its division.

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11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Absence of quotations

Subject to Clause 11.2 (Market disruption), if EURIBOR or, if applicable, LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable EURIBOR or LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender's share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)	the Margin;

(ii)	the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender's participation in the Loan.

(b)	In this Agreement Market Disruption Event means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine EURIBOR or, if applicable, LIBOR for the relevant currency and Interest Period; or

(ii)	before close of business in Paris and London on the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of EURIBOR or, if applicable, LIBOR.

11.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Facility Agent or the Company so requires, the Facility Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

11.4	Break Costs

(a)	Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

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(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount and basis of calculation of its Break Costs for any Interest Period in which they accrue.

12.	FEES

12.1	Commitment fee

(a)	No commitment fee will be payable under Facility A.

(b)	The Company shall pay to the Facility Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of 40 per cent. of the applicable Margin on that Lender's Available Commitment under Facility B for the Availability Period applicable to Facility B.

(c)	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.

12.2	Arrangement fee

The Company shall pay to the Mandated Lead Arrangers an arrangement fee in the amount and at the times agreed in a Fee Letter.

12.3	Agency fee

The Company shall pay to the Facility Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

13.	TAX GROSS UP AND INDEMNITIES

13.1	Definitions

(a)	In this Agreement:

Protected Party means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

Qualifying Lender means a Lender which:

(i)	has its Facility Office in France;

(ii)	fulfils the conditions imposed by French Law taking into account, as the case may be, any double taxation agreement in force on the date (subject to the completion of any necessary procedural formalities), in order for a payment not to be subject to (or as the case may be, to be exempt from) any Tax Deduction; or

(iii)	with respect to payments from a U.S. Obligor:

(a)	is a U.S. Person, or

(b)	is entitled to receive payments of interest under the Finance Documents without deduction or withholding of any tax in the United States.

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Tax Credit means a credit against, relief or remission for, or repayment of any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

Tax Payment means an increased payment made by an Obligor to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

Treaty Lender means a Lender which is entitled to a payment under a double taxation agreement (subject to the completion of any necessary procedural formalities) without a Tax Deduction.

U.S. Obligor means a Borrower that is incorporated or organized under the laws of the United States of America or any State of the United States of America (including the District of Columbia) or any Guarantor making a payment on behalf of such Borrower.

U.S. Person has the meaning given to it in Section 7701(a)(30) of the Code.

(c)	Unless a contrary indication appears, in this Clause 13 a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.

13.2	Tax gross-up

(a)	Each Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Company shall promptly upon becoming aware that a Borrower must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Company and that Borrower.

(c)	If a Tax Deduction is required by law to be made by a Borrower, the amount of the payment due from that Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	A Borrower is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of tax imposed by France or, in the case of a U.S. Obligor, the United States from a payment of interest on a Loan, if on the date on which the payment falls due:

(i)	the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement, or any published practice or concession of any relevant taxing authority; or

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(ii)	the relevant Lender is a Treaty Lender or, in the case of a payment by a U.S. Obligor, any Lender and (x) the Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below, or (y) such Lender failed to comply with its obligations under Clause 13.7 (U.S. Tax forms).

(e)	If a Borrower is required to make a Tax Deduction, that Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

13.3	Tax indemnity

(a)	The Company shall to the extent permitted by the laws of the Republic of France (within three Business Days of demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party reasonably determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 13.2 (Tax gross-up); or

(B)	would have been compensated for by an increased payment under Clause13.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 13.2 (Tax gross-up) applied.

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(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 13.3, notify the Facility Agent.

13.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party reasonably determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Obligor.

13.5	Stamp taxes

The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.6	Value added tax

(a)	All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph (c) below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party responsible for the collection of VAT, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)	If VAT is chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any Party (the Relevant Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

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13.7	U.S. Tax forms

(a)	Except as provided below, each Lender that is a Qualifying Lender with respect to payments from a U.S. Obligor must, as soon as practicable after the date it becomes a Party or (if after) the date the U.S. Obligor becomes a Party, and in any event before the due date for any payment of interest due under the Finance Documents from any U.S. Obligor, supply to the Facility Agent and each U.S. Obligor any U.S. Internal Revenue Service forms that are necessary to enable that U.S. Obligor to make payments to that Lender under the Finance Documents without any deduction or withholding in respect of any Tax in the United States of America.

(b)	A Lender is not obliged to supply any form under paragraph (a) above if it is unable to do so by reason of any change after the date of this Agreement in (or in the interpretation, administration or application of) any law or regulation or any published practice of the United States of America.

14.	INCREASED COSTS

14.1	Increased costs

(a)	Subject to Clause 14.3 (Exceptions) the Company shall, within three Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement Increased Costs means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount and basis of calculation of its Increased Costs with supporting details.

14.3	Exceptions

Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

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(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)	compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because one of the exclusions in paragraph (b) of Clause 13.3 (Tax indemnity) applied);

(c)	compensated for by the payment of the Mandatory Cost; or

(d)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation or the gross negligence of any of them.

15.	OTHER INDEMNITIES

15.1	Currency indemnity

(a)	If any sum due from a Borrower under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(i)	making or filing a claim or proof against the Borrower;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Borrower shall as an independent obligation within three Business Days of demand, indemnify to the extent permitted by law each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Company shall (or Holdco shall procure that an Obligor will), within three Business Days of demand together with supporting documentation, indemnify each Finance Party against any reasonable cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 29 (Sharing Among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

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(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

15.3	Indemnity to the Facility Agent

The Company shall promptly upon receipt of a demand together with supporting documentation indemnify the Facility Agent against any reasonable cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	entering into or performing any foreign exchange contract for the purposes of paragraph (b) of Clause 6.3 (Change of currency); or

(c)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

16.	MITIGATION BY THE LENDERS

16.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax Gross Up and Indemnities), Clause 14 (Increased Costs) or paragraph 1 of Schedule 4 (Mandatory Cost formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2	Limitation of liability

(a)	The Company shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.	COSTS AND EXPENSES

17.1	Transaction expenses

The Company shall promptly on demand pay any of the Administrative Parties the amount of all costs and expenses (including legal fees up to the cap separately agreed) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other Finance Documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

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17.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 30.9 (Change of currency), the Company shall, within three Business Days of demand together with supporting documentation, reimburse each Administrative Party for the amount of all costs and expenses (including legal fees) reasonably incurred by each Administrative Party in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Enforcement costs

The Company shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

18.	GUARANTEE

18.1	Guarantee

Each Guarantor jointly and severally, as caution solidaire, and irrevocably and unconditionally:

(a)	guarantees to each Finance Party the payment and repayment by each Obligor of any and all sums of principal, interest, fees, expenses, costs and ancillary charges which are or may become due by the Obligors under or in connection with the Finance Documents; and

(b)	undertakes with each Finance Party that, whenever an Obligor does not pay any amount when due under or in connection with any Finance Document, it must immediately on demand by the Facility Agent pay that amount as if it were the principal obligor in respect of such amount.

Each Guarantor agrees to make such payments or repayments to the Facility Agent, on the dates and in the currencies in which sums are or may become due in accordance with the provisions of any Finance Document, whether on the contractual date or earlier in the case of a Default for any reason whatsoever.

18.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

(a)	If any discharge (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration or otherwise without limitation, the liability of each Guarantor under this Clause will continue or be reinstated as if the discharge or arrangement had not occurred.

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(b)	Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

18.4	Waiver of defences

(a)	Each Guarantor expressly agrees that its obligations under this Clause will continue in full force and effect notwithstanding any extension of time, renewal, amendment or modification of any of the clauses, terms or conditions of this Agreement, and each Guarantor hereby expressly agrees and waives any rights which it may have to claim that any such event operates as a novation as defined in article 1271 and following of the French Civil Code so as to release that Guarantor from its obligations under this Clause.

(b)	Each Guarantor further expressly waives and renounces any rights which it may have to claim a novation and release under this Agreement because of a change in the legal form or personality any other Obligor in the future or in the case of any merger or other restructuring of any other Obligor with another company even if this leads to the establishment of a new legal entity.

(c)	Each Guarantor agrees that it will continue to be bound by the terms of this Clause notwithstanding any merger or other restructuring of any Guarantor, any Obligor or any Finance Party with another company and notwithstanding any modification in the legal form of personality of any Finance Party and, even where this leads to the creation of a new legal entity or person.

(d)	The benefit of this Clause will extend automatically and as a matter of law to each new bank, assignee or transferee of the rights and obligations of each bank according to the terms of this Agreement.

(e)	Each Guarantor irrevocably and expressly:

(i)	Undertakes not to exercise any rights which it may have against any other Obligor under article 2032 of the French Civil Code; and

(ii)	Undertakes not to exercise any rights which it may have under article 2039 of the French Civil Code to take any action against any other Obligor in the event of any extension of any Availability Period, any Interest Period or any other date for payment of any amount due, owing or payable to any Finance Party under any Finance Document, in each case without the consent of that Guarantor.

18.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person or file any proof or claim in any insolvency, administration, winding-up or liquidation proceedings relative to any other Obligor or any other person before claiming from that Guarantor under this Clause.

18.6	"bénéfice de discussion" and "bénéfice de division"

Each Guarantor hereby expressly renounces and waives any right which it may have under Articles 2021 to 2024 of the French Civil Code (bénéfice de discussion) and under Articles 2026 and 2027 of the French Civil Code (bénéfice de division) with respect to any other principal debtors and/or Obligors.

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18.7	Non-competition

Unless:

(a)	all amounts which may be or become payable by the Obligors under the Finance Documents have been irrevocably paid in full; or

(b)	the Facility Agent otherwise directs,

no Guarantor will, after a claim has been made or by virtue of any payment or performance by it under this Clause:

(i)	be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any agent on its behalf);

(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of that Guarantor's liability under this Clause;

(iii)	claim, rank, prove or vote as a creditor of any Obligor or its estate in competition with any Finance Party (or any agent on its behalf); or

(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Obligor, or exercise any right of set-off as against any Obligor.

Each Guarantor must hold on behalf of (and segregate from its own funds) and must immediately pay or transfer to the Facility Agent for the Finance Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Facility Agent under this Clause.

18.8	Release of Guarantors' right of contribution

If any Guarantor ceases to be a Guarantor in accordance with the terms of the Finance Documents (the Retiring Guarantor) for the purpose of any sale or other disposal of that Guarantor:

(a)	that Guarantor will be released by each other Guarantor from any liability whatsoever to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor will waive any right it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any right of any Finance Party under any Finance Document or of any other security taken under, or in connection with, any Finance Document by any Finance Party where such rights or security are granted in relation to assets of the Retiring Guarantor.

18.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Finance Party.

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18.10	Limitations

(a)	French Guarantor

In respect of the obligations of any Guarantor incorporated in France (a French Guarantor) under this Clause 18 (together, the French Obligations) it is understood that:

(i)	notwithstanding any provision to the contrary in any of the Finance Documents, no French Guarantor shall be held liable in relation to undertakings, covenants or obligations in each case under this Clause 18 relating to companies other than companies controlled by, or controlling, such French Obligor within the meaning of article L.233-3 of the French Code de Commerce;

(ii)	subject to the restrictions contained in paragraph (iv) below, the French Obligations shall be limited to:

(A)	the amount of the Facilities borrowed by any member of the Group and on-lent to the relevant French Guarantor; and

(B)	the amount of the Facilities which is borrowed by any Subsidiary of that French Guarantor,

in each case which remains outstanding at the time of enforcement of the guarantee given by the French Obligor under Clause 18.1 (Guarantee) of this Agreement (the French Guarantee) and shall only guarantee the obligation of that member of the Group to repay such amount to the relevant Lenders under this Agreement;

(iii)	the French Obligations shall be limited in an aggregate amount not exceeding 75 per cent. of the net asset value (capitaux propres) of the French Guarantor as reflected in its latest approved financial statements preceding the date of payment by the French Guarantor under the French Guarantee. All terms used in this sub-paragraph (iii) shall have the meaning usually given to them in accordance with French accounting laws and rules consistently applied; and

(iv)	the French Obligations shall not include any obligation which if incurred will constitute the provision of financial assistance as defined by article L.225-216 of the French Code de Commerce for the subscription, or the acquisition of the refinancing of the acquisition of the shares of the French Guarantor.

(b)	US Guarantor

(i)	In this Subclause:

fraudulent transfer law means any applicable United States bankruptcy and State fraudulent transfer and conveyance statute and any related case law;

U.S. Guarantor means any Guarantor that is a U.S. Debtor; and

terms used in this Subclause are to be construed in accordance with the fraudulent transfer laws.

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(ii)	Each U.S. Guarantor acknowledges that:

(A)	it will receive valuable direct or indirect benefits as a result of the transactions financed by the Finance Documents;

(B)	those benefits will constitute reasonably equivalent value and fair consideration for the purpose of any fraudulent transfer law; and

(C)	each Finance Party has acted in good faith in connection with the guarantee given by that U.S. Guarantor and the transactions contemplated by the Finance Documents.

(iii)	Each Finance Party agrees that each U.S. Guarantor's liability under this Clause is limited so that no obligation of, or transfer by, any U.S. Guarantor under this Clause is subject to avoidance and turnover under any fraudulent transfer law.

(iv)	Each U.S. Guarantor represents and warrants to each Finance Party that:

(A)	the aggregate amount of its debts (including its obligations under the Finance Documents) is less than the aggregate value (being the lesser of fair valuation and present fair saleable value) of its assets;

(B)	its capital is not unreasonably small to carry on its business as it is being conducted;

(C)	it has not incurred and does not intend to incur debts beyond its ability to pay as they mature; and

(D)	it has not made a transfer or incurred any obligation under any Finance Document with the intent to hinder, delay or defraud any of its present or future creditors.

(v)	Each representation and warranty in this Subclause:

(A)	is made by each U.S. Guarantor on the date of this Agreement;

(B)	is deemed to be repeated by:

I.	each Additional Guarantor on the date that Additional Guarantor becomes a U.S. Guarantor; and

II.	each U.S. Guarantor on the date of each Utilisation Request and the first day of each Interest Period; and

(C)	is, when repeated, applied to the circumstances existing at the time of repetition.

(c)	Dutch Guarantor

For a Dutch Guarantor, this guarantee does not apply to any liability to the extent it would result in this guarantee constituting unlawful financial assistance.

(d)	The obligations of any Additional Guarantor are subject to the limitations (if any) set out in the Accession Letter executed by that Additional Guarantor.

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19.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 19 to each Finance Party on the date of this Agreement.

19.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Material Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

19.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) or Clause 25 (Changes to the Obligors), legal, valid, binding and enforceable obligations.

19.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets.

19.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

19.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation save as set out in the relevant legal opinions, translations into French and payment of timbres de dimension, have been obtained or effected and are in full force and effect.

19.6	Governing law and enforcement

(a)	The choice of French law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

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(b)	Any judgment obtained in France in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

19.7	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

19.8	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

19.9	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or its Subsidiaries') assets are subject which is reasonably likely to have a Material Adverse Effect.

19.10	No misleading information

(a)	Any factual information provided by any member of the Group for the purposes of the Information Memorandum was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The detailed financial projections contained in the Information Memorandum have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	Nothing has occurred or been omitted from the Information Memorandum and no information has been given or withheld that results in the factual information contained in the Information Memorandum being untrue or misleading in any material respect.

19.11	Financial statements

(a)	In the case of Holdco, its Original Financial Statements were prepared in accordance with French GAAP or IFRS (reconciled to US GAAP) consistently applied.

(b)	In the case of each Original Obligor other than Holdco, its Original Financial Statements were prepared in accordance with applicable accounting standards and practice in its jurisdiction.

(c)	Its Original Financial Statements fairly represent its financial condition and operations during the relevant Financial Year.

19.12	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

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19.13	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which is reasonably expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

19.14	Environment

(a)	It has obtained all Environmental Approvals required for the carrying on of its business as currently conducted and has at all times complied with:

(i)	the terms and conditions of such Environmental Approvals; and

(ii)	all other applicable Environmental Laws,

where, in each case, if not obtained or complied with the failure or its consequences would have a Material Adverse Effect.

(b)	There is no Environmental Claim pending or formally threatened and there are no past or present acts, omissions, events or circumstances that would form, or are reasonably likely to form, the basis of any Environmental Claim (including any arising out of the generation, storage, transport, disposal or release of any dangerous substance) against any member of the Group which would have a Material Adverse Effect.

19.15	Material Adverse Effect

There has been no event or matter which would have a Material Adverse Effect since 31 December 2003.

19.16	United States Laws

(a)	In this Subclause:

Anti-Terrorism Law means each of:

(a)	Executive Order No. 13224 of September 23, 2001 – Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism (the Executive Order);

(b)	the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act);

(c)	the Money Laundering Control Act of 1986, Public Law 99-570; and

(d)	any similar law enacted in the United States of America subsequent to the date of this Agreement.

holding company has the meaning given to it in the United States Public Utility Holding Company Act of 1935.

investment company has the meaning given to it in the United States Investment Company Act of 1940.

public utility has the meaning given to it in the United States Federal Power Act of 1920.

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Restricted Party means any person listed:

(a)	in the Annex to the Executive Order;

(b)	on the "Specially Designated Nationals and Blocked Persons" list maintained by the Office of Foreign Assets Control of the United States Department of the Treasury; or

(c)	in any successor list to either of the foregoing.

(b)	If it is a U.S. Obligor, it is not:

(i)	a holding company or subject to regulation under the United States Public Utility Holding Company Act of 1935;

(ii)	a public utility or subject to regulation under the United States Federal Power Act of 1920;

(iii)	required to be registered as an investment company or subject to regulation under the United States Investment Company Act of 1940; or

(c)	It is not subject to regulation under any United States Federal or State law or regulation that limits its ability to incur or guarantee indebtedness.

(d)	To the best of its knowledge, neither it nor any of its Affiliates:

(i)	is, or is controlled by, a Restricted Party;

(ii)	has received funds or other property from a Restricted Party; or

(iii)	is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law.

(e)	It and to its knowledge, each of its Affiliates have taken reasonable measures to ensure compliance with the Anti-Terrorism Laws.

19.17	Dutch Banking Act

(a)	Each Dutch Borrower is in compliance with the applicable provisions of the Dutch Banking Act.

(b)	Each Original Lender represents that it is a Professional Market Party at the date of this Agreement.

19.18	Repetition

The Repeating Representations are deemed to be made by each Borrower by reference to the facts and circumstances then existing on:

(a)	the date of each Utilisation Request and the first day of each Interest Period;

(b)	in the case of an Additional Borrower, the day on which the company becomes (or it is proposed that the company becomes) an Additional Borrower; and

(c)	the representation and warranty set out in Clause 19.10 (No misleading information) shall only be made on the date of the Information Memorandum.

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20.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Financial statements

Subject to Clause 21.1 (Covenants Ratio), Holdco shall supply to the Facility Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 180 days after the end of each of its Financial Years, the audited consolidated financial statements of the Group for that Financial Year.

(b)	as soon as the same become available, but in any event within 90 days after the end of each Accounting Quarter, the quarterly consolidated financial statements of the Group as at the end of that Accounting Quarter in respect of the period beginning with the first day of the Financial Year in which the Accounting Quarter falls and ending on the last day of the relevant Accounting Quarter.

20.2	Compliance Certificate

(a)	The Company shall supply to the Facility Agent, with each set of financial statements delivered pursuant to paragraph (a) or (b) of Clause 20.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial Covenants) as at the date as at which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by the auditors and the Chief Executive Officer or the Chief Financial Officer of Holdco, if required to be delivered with the financial statements delivered pursuant to paragraph (a) of Clause 20.1 (Financial statements).

(c)	Each Compliance Certificate shall be signed by the Chief Executive Officer or the Chief Financial Officer of Holdco, if required to be delivered with the financial statements delivered pursuant to paragraph (b) of Clause 20.1 (Financial statements).

20.3	Requirements as to financial statements

Holdco shall procure that each set of financial statements delivered pursuant to Clause 20.1 (Financial statements) is prepared using French GAAP or IFRS, but reconciled to US GAAP.

20.4	Information: miscellaneous

The Companies shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):

(a)	following listing on a recognized stock exchange all documents dispatched by the Companies to their shareholders generally or their creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which is reasonably likely to have a Material Adverse Effect; and

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(c)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Facility Agent) may reasonably request except to the extent that the disclosure of the information would breach any law, regulation, stock exchange requirement or duty of confidentiality.

20.5	Notification of default

(a)	Each Obligor shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Facility Agent, the Company shall supply to the Facility Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.6	Use of websites

(a)	The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the Website Lenders) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Facility Agent (the Designated Website) if:

(i)	the Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Facility Agent.

If any Lender (a Paper Form Lender) does not agree to the delivery of information electronically then the Facility Agent shall notify the Company accordingly and the Company shall supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall supply the Facility Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Facility Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Facility Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

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(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Facility Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form.

(d)	Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within ten Business Days.

20.7	"Know your customer" checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Facility Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Facility Agent or the Security Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by that Administrative Party (for itself) in order for that Administrative Party to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Company shall, by not less than 10 Business Days' prior written notice to the Facility Agent, notify the Facility Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 25 (Changes to the Obligors).

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(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Facility Agent or any Lender to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Facility Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with the results of all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

21.	FINANCIAL COVENANTS

21.1	Covenants Ratio

The following ratios, which will be calculated according to US GAAP, will be tested quarterly prior to any listing and annually thereafter if Holdco does not prepare quarterly financial statements:

(a)	the ratio of Consolidated Maintainable EBITDA to Consolidated Net Interest on a rolling 12 months basis for each Testing Date shall not be less than 2.5:1; and

(b)	the ratio of Consolidated Net Debt to Consolidated Maintainable EBITDA, on a rolling 12 months basis, for each period for which the end or the beginning is specified in column (1), falls within the range described below in column (2).

Period	Ratio
(1)	(2)
Period ending 31 December 2004	Less than or equal to 4.00 : 1
From 1 January 2005 to 31 December 2005	Less than or equal to 4.00 :1
From 1 January 2006	Less than or equal to 3.40 : 1

In the event that the rating assigned to Holdco by Standard & Poors is BBB+ or higher, or by Moody's Investors Services, Inc. is Baa1 or higher, the covenant set out in (b) above only shall apply. However if such rating falls below BBB+ or Baa 1, then both covenants described at (a) and (b) above shall again be applied.

21.2	Financial definitions

Cash means cash at bank credited to an account in the name of a Group Company with an Eligible Lender and to which that Group Company is beneficially entitled.

Cash Equivalents means marketable securities with a maturity of three months or less and with a short term debt rating of at least A1 + granted by Standard & Poor's Corporation or P1 granted by Moody's Investors Services, Inc. to which a Group Company is beneficially entitled, and which can be promptly realised by that Group Company.

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Consolidated Maintainable EBITDA means Consolidated EBITDA after adding back any one time restructuring expense and any loss on asset disposal, and deducting any gain on asset disposal.

Consolidated Net Debt means, at any time, the aggregate outstanding principal or capital amount of all Financial Indebtedness of the Group calculated on a consolidated basis (excluding the principal (and where applicable capitalised) amount of all preferred equity certificates issued by, and all subordinated shareholder debt incurred by, Holdco)less Cash and Cash Equivalents owned by Group Companies which can be applied to discharge the obligations of Group Companies in relation to debt service without unreasonable Tax or other costs and without breaching any law or exchange control regulation, except that:

(a)	in the case of any finance lease only the capitalised value of that finance lease shall be included; and

(b)	in the case of any guarantee referred to in the definition of Financial Indebtedness in Clause 1, the amount of that guarantee shall not be included, to the extent it relates to indebtedness of another Group Company already included in the calculation of Consolidated Net Debt.

Consolidated EBITDA for any Testing Period means the consolidated operating profit (EBIT) of the Group, calculated according to US GAAP, for such period before deducting any depreciation or amortisation.

Consolidated Net Interest means Interest Payable less Interest Receivable during the relevant Testing Period.

Eligible Lender means any bank or financial institution with a short term rating of at least A1 granted by Standard & Poor's Corporation or P1 granted by Moody's Investors Services, Inc..

Interest means interest and amounts in the nature of interest paid or payable in relation to Financial Indebtedness including:

(a) the interest element of finance leases;

(b)	discount and acceptance fees payable (or deducted) in relation to any Financial Indebtedness;

(c)	fees payable in connection with the issue or maintenance of any bond, letter of credit, guarantee or other assurance against financial loss which constitutes Financial Indebtedness and is issued by a third party on behalf of a Group Company;

(d)	repayment and prepayment premiums payable or incurred in repaying or prepaying any Financial Indebtedness; and

(e)	commitment, utilisation and non-utilisation fees payable or incurred in relation to Financial Indebtedness.

Interest Payable means the total of:

(a)	Interest accrued (whether or not paid or compounded and accordingly added to principal) during the relevant Testing Period; and

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(b)	the amount of the discount element of Total Net Debt less any Financial Indebtedness during that Testing Period;

as an obligation of any Group Company during that period and adjusted for interest amounts payable and receivable under Derivative Instruments but excluding interest accruing on the Subordinated Shareholder PIK Bonds to the extent not paid in cash but capitalised.

Interest Receivable means the amount of Interest accrued due to Group companies (other than by other Group Companies) during the relevant Testing Period which can be applied to discharge the obligations of Group Companies in relation to debt service without restriction, without unreasonable Tax or other costs and without breaching any law or exchange control regulation.

Testing Date means (i) the last day of each Accounting Quarter; or (ii) if, following a listing, no Quarterly Accounts are prepared in respect of the Group, the last day of each financial year of Holdco.

Testing Period means each period which corresponds to the annual accounting reference period of Holdco or four consecutive Accounting Quarters, as applicable, and ending on or about a Testing Date.

21.3	Calculation Adjustments

If the Group acquires a company or companies, until the first Testing Date which falls more than 12 months after the relevant company or companies became Subsidiaries of Legrand S.A.S., the results of such company or companies will be deemed included with those of the rest of the Group for the full duration of the relevant Testing Period as if such company or companies had become a Group company at the commencement of the Testing Period. Any necessary aggregation of their results will be confirmed by the Chief Executive Officer or the Chief Financial Officer of Holdco and will not include any synergy benefits expected to be achieved as a result of the acquisition of such company or companies.

22.	GENERAL UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Facility Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

22.2	Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

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22.3	Negative pledge

(a)	No Obligor shall (and Holdco shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall (and Holdco shall ensure that no other member of the Group will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group, provided that Group Companies may sell transfer or otherwise dispose of any of their assets on any such terms for an aggregate amount which does not exceed EUR20,000,000 in any Financial Year;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms where the amount of these sales, transfers or disposals, when aggregated with the sales, transfers and disposals made by other Group Companies does not exceed EUR40,000,000 for the Group taken as a whole at any time;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to:

(i)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(ii)	any lien arising by operation of law or any lien or retention of title arrangement arising by agreement to substantially the same effect and in the ordinary course of trading and not as a result of any default or omission by any member of the Group;

(iii)	any Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:

(A)	the Security was not created in contemplation of the acquisition of that asset by a member of the Group; and

(B)	the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Group.

(iv)	any Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security is created prior to the date on which that company becomes a member of the Group, if:

(A)	the Security was not created in contemplation of the acquisition of that company; and

(B)	the principal amount secured has not increased in contemplation of or since the acquisition of that company.

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(v)	any Security entered into pursuant to any Finance Document;

(vi)	any Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security given by any member of the Group other than any permitted under paragraphs (i) to (v) above) does not exceed EUR 30,000,000 (or its equivalent in another currency or currencies);

(vii)	any set-off rights on market standard terms contained in any Hedging Agreement and any other hedging arrangements permitted under the terms of this Agreement;

(viii)	any Security over goods and documents of title to goods arising in the ordinary course of documentary credit transactions entered into by a Group Company in the ordinary course of trading;

(ix)	any collateral provided in connection with the Derivative Instruments relating to the TSDIs and the Long Term Notes and other hedging agreements in the ordinary course of business;

(x)	any Security imposed by the taxing authorities of any applicable jurisdiction in respect of taxes, assessments or levies which are being contested in good faith and in respect of which adequate provision has been made in the books of the relevant Group Company;

(xi)	any Security granted in respect to Financial Indebtedness permitted by Clause 22.9(b)(iv) and (vii);

(xii)	any Security granted pursuant to the High Yield Notes Funding Bond Assignment Agreement; or

(xiii)	any Security granted over bank accounts pursuant to the ordinary course of business of the relevant banks.

22.4	Disposals

(a)	No Obligor shall and Holdco shall ensure that no Material Subsidiaries will enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any shares or business of a Material Subsidiary.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)	where the proceeds of such disposal are applied to the prepayment of any Facility in accordance with Clause 8.5 (Voluntary prepayment of Facility A Loans) and/or 8.6 (Voluntary Prepayment of Facility B Loans); or

(ii)	expressly permitted under Clause 22.5 (Merger); or

(iii)	of the Company's shares in favour of the Finance Parties which is deemed to occur as a result of the creation of the Security under the Security Document.

22.5	Merger

(a)	No Obligor shall enter into any amalgamation, merger or corporate reconstruction.

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(b)	Paragraph (a) above does not apply to (i) merger of Legrand S.A.S. with either the Company or Holdco, or all of them into one company, provided that the Finance Parties shall receive from counsel to Holdco, reasonably acceptable to the Majority Lenders, separate legal advice that any such merger does not raise any legal or Tax issue which would reasonably be expected to adversely affect the interests of any Finance Party and the provisions in relation to subordination provided under the Intercreditor Deed will be maintained after any such merger or any merger made with the consent of the Majority Lenders and (ii) a merger between an Obligor and any of its Subsidiaries not being an Obligor where that Obligor is the surviving or absorbing entity or otherwise with the prior written consent of the Majority Lenders.

22.6	Change of business

Holdco shall procure that no substantial change is made to the general nature of the business of the Company or the Group from that carried on at the date of this Agreement.

22.7	Joint venture

(a)	No Obligor shall (and Holdco shall ensure that no other member of the Group will) enter into any joint venture, partnership or similar arrangement with any person other than investments in joint ventures not exceeding EUR 150,000,000 (or its equivalent in other currencies) in aggregate outstanding at any one time.

(b)	Paragraph (a) above does not apply to joint ventures in which any member of the Group owns more than 50 per cent. of its share capital and voting rights on a fully diluted basis.

22.8	Security

(a)	Legrand S.A.S. will execute and deliver to the Security Agent the Security Document at or before the initial Utilisation.

(b)	The Company and Legrand S.A.S. shall, each at its own expense, execute and do all such assurances, acts and things as the Security Agent may reasonably require:

(i)	for registering the Security Document in any required register and for perfecting or protecting the security intended to be afforded by the Security Document; and

(ii)	if the Security Document has become enforceable, for facilitating the realisation of all or any part of the assets which are subject to the Security Document and the exercise of all powers, authorities and discretions vested in the Security Agent or in any receiver of all or any part of those assets.

22.9	Financial Indebtedness

(a)	Except as provided in paragraph (b) below, no member of the Group may incur or permit to be outstanding any Financial Indebtedness or enter into any off-balance sheet financing arrangement.

(b)	Paragraph (a) above does not apply to:

(i)	Financial Indebtedness incurred under the Finance Documents;

(ii)	any Financial Indebtedness expressly permitted in writing by the Majority Lenders;

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(iii)	any Financial Indebtedness of any member or members of the Group not otherwise permitted by this paragraph (b) the Base Currency Amount of which (when taken together with the amount of any other Financial Indebtedness which has the benefit of a Security permitted under Clause 22.3(c)(iv) (Negative pledge)) does not exceed EUR 300,000,000 at any time;

(iv)	finance leases or other agreements in connection with the acquisition of equipment and other items required for the business of the relevant Group Company where the aggregate capital element of all future rentals under all those finance leases and agreements (determined in accordance with the Approved Accounting Principles), when aggregated with Financial Indebtedness permitted under Clause 22.9(b)(ix), does not exceed EUR 100,000,000 (or its equivalent in other currencies) outstanding at any time;

(v)	amounts due under the TSDI Instruments in existence at the date of this Agreement and related Derivative Instruments;

(vi)	amounts due under the Long Term Notes and related Derivative Instruments in existence at the date of this Agreement;

(vii)	amounts due under the High Yield Notes Debt and the Subordinated Shareholder PIK Bonds;

(viii)	amounts due under any hedging arrangement entered into in the ordinary course of business and not for speculative purposes; or

(ix)	Financial Indebtedness not referred to in Clauses 22.9(b)(i) to (iii) and (v) to (viii) (inclusive) in an aggregate amount which, when aggregated with Financial Indebtedness permitted under Clause 22.9(b)(iv), does not exceed EUR 100,000,000 outstanding at any time.

22.10	United States laws

(a)	In this Subclause:

ERISA means the United States Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate means any person treated as a single employer with any Obligor for the purpose of section 414 (b), (c), (m) or (o) of the Code.

Margin Regulations means Regulations U and X issued by the Board of Governors of the United States Federal Reserve System.

Margin Stock has the meaning given to it in the Margin Regulations.

Plan means an employee pension benefit plan as defined in section 3(2) of ERISA including a Multiemployer Plan:

(a)	maintained by any Obligor or any ERISA Affiliate; or

(b)	to which any Obligor or any ERISA Affiliate is required to make any payment or contribution.

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Reportable Event means:

(a)	an event specified as such in section 4043 of ERISA or any regulation promulgated thereunder, other than an event in relation to which the requirement to give notice of that event is waived by any regulation, provided, however, that termination of a plan with liabilities not in excess of USD40,000,000 will not be a reportable event; or

(b)	a failure to meet the minimum funding standard under section 412 of the Code or section 302 of ERISA, whether or not there has been any waiver of notice or waiver of the minimum funding standard under section 412 (d) of the Code.

(b)	No Obligor may:

(i)	extend credit for the purpose, directly or indirectly, of buying or carrying Margin Stock if such extension of Credit would result in a violation of the Margin Regulations; or

(ii)	use any Loan, directly or indirectly, to buy or carry Margin Stock if such use of the Loan would result in a violation of the Margin Regulations or for any other purpose in violation of the Margin Regulations.

(c)	Each Obligor shall promptly upon becoming aware of it notify the Facility Agent of:

(i)	any Reportable Event;

(ii)	the termination of or withdrawal from, or any circumstances reasonably likely to result in the termination of or withdrawal from, any Plan subject to Title IV of ERISA provided however that the termination of or withdrawal from a Plan with liabilities not in excess of USD40,000,000 will not require notice to the Facility Agent; and

(iii)	a claim or other communication alleging material non-compliance with any law or regulation relating to any Plan.

(d)	Each Obligor and its ERISA Affiliates must be, and remain, in compliance in all material respects with all laws and regulations relating to each of its Plans, where failure to do so is reasonably likely to have a Material Adverse Effect.

22.11	Subordination

(a)	Subject as set out in paragraph (b) below, Holdco shall and shall ensure that any Group Company will maintain the contractual seniority of the obligations of any Group Company under any Finance Document towards debts subordinated under the terms of the Intercreditor Deed.

(b)	The prepayment of the High Yield Notes Debt or the Subordinated Shareholder PIK Bonds is subject to the prior written consent of the Majority Lenders. Notwithstanding the foregoing, the consent of the Majority Lenders to the repayment of the High Yield Notes Debt or the Subordinated Shareholder PIK Bonds will not be required where that repayment is made from the proceeds of either (i) the listing of Holdco on a recognized Stock Exchange or (ii) an increase in the share capital of Holdco.

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23.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 23 is an Event of Default.

23.1	Non-payment

The Obligor does not pay on the due date any amount payable pursuant to a Finance Document (except an amount the non-payment of which requires the Borrower to make a prepayment under Clause 8.8) at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within three Business Days of its due date.

23.2	Financial covenants

Any requirement of Clause 21 (Financial Covenants) is not satisfied.

23.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-payment);

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within a period of 15 Business Days from the earlier of the date on which :

(i)	the Agent gives notice to the Company; or

(ii)	the Company becomes aware of the failure to comply.

23.4	Misrepresentation

(a)	Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied with a period of 15 Business Days from the earlier date on which

(i)	The Facility Agent gives notice to the Company or

(ii)	The Company becomes aware of the failure to comply.

23.5	Cross default

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

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(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 23.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than EUR 30,000,000 (or its equivalent in any other currency or currencies).

23.6	Insolvency

(a)	Any Obligor or any Material Subsidiary is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	Any Obligor or any Material Subsidiary which conducts business in France is in a state of cessation des paiements, or any Obligor or any Material Subsidiary becomes insolvent for the purpose of any insolvency law.

(c)	A moratorium is declared in respect of any indebtedness of any Obligor or any Material Subsidiary.

23.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or any Material Subsidiary;

(ii)	a composition, assignment or arrangement with any creditor of any Obligor or any Material Subsidiary;

(iii)	the appointment of a liquidator any Obligor or any Material Subsidiary, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Obligor or any Material Subsidiary or any of its assets;

(iv)	enforcement of any Security over any assets of any Obligor or any Material Subsidiary;

(b)	any analogous procedure or step is taken in any jurisdiction;

(c)	any Obligor or any Material Subsidiary commences proceedings for règlement amiable in accordance with articles L.611-3 to L.611-6 of the French Code de Commerce; or

(d)	a judgement for redressement judiciaire, cession totale de l'entreprise or liquidation judiciaire is entered in relation any Obligor or any Material Subsidiary under articles L.620-1 to L.628-3 of the French Code de Commerce.

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23.8	Creditors' process

Any of the enforcement proceedings provided for in French law no.91-650 of 9 July 1991, or any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any Obligor or any Material Subsidiary.

23.9	United States Bankruptcy Laws

(a)	In this Subclause:

U.S. Bankruptcy Law means the United States Bankruptcy Code 1978 or any other United States Federal or State bankruptcy, insolvency or similar law.

(b)	Any of the following occurs in respect of a U.S. Debtor:

(i)	it makes a general assignment for the benefit of creditors;

(ii)	it commences a voluntary case or proceeding under any U.S. Bankruptcy Law; or

(iii)	an involuntary case under any U.S. Bankruptcy Law is commenced against it and is not controverted within 30 days or is not dismissed or stayed within 90 days after commencement of the case.

23.10	Analogous proceedings

There occurs, in relation to any Obligor or any Material Subsidiary, in any jurisdiction to which it or any of its assets are subject, any event which, in the reasonable opinion of the Majority Lenders, appears to correspond with any of those mentioned in Clauses 23.6 (Insolvency) to 23.8 (Creditors' process) (inclusive).

23.11	Ownership of the Obligors

An Obligor (other than Holdco, Legrand S.A.S. or the Company) is not or ceases to be a Subsidiary of the Company.

23.12	Unlawfulness

Except as provided in Clause 8.8, it is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

23.13	Cessation of business

Any Obligor or any Material Subsidiary suspends, ceases, or threatens to suspend or cease, to carry on all or a substantial part of its business or to change the nature of its business from that undertaken at the date of this Agreement except as a result of any disposal allowed under this Agreement.

23.14	Material adverse effect

Any event or series of events (whether related or not) occurs which, in the opinion of the Majority Lenders (acting reasonably), has a Material Adverse Effect.

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23.15	Litigation

Any litigation, arbitration, administrative, regulatory or other proceedings are current in respect of a member of the Group which are reasonably likely to be adversely determined and, if so determined would have a Material Adverse Effect.

23.16	Finance Documents

(a)	Any of the Finance Documents ceases to be in full force and effect in any material respect or shall cease to constitute the legal, valid and binding obligation of any Obligor party to it or it becomes unlawful for any Obligor to perform any of its material obligations under any Finance Document.

(b)	Any Obligor repudiates, or does any act or thing evidencing any intention to repudiate, any Finance Document.

(c)	The guarantee of any of the Guarantors under Clause 18 (Guarantee) is or is alleged by an Obligor to be ineffective for any reason.

(d)	The Security Document does not create the Security it purports to create.

23.17	Acceleration

On and at any time after the occurrence of an Event of Default the Facility Agent may without mise en demeure or any other judicial or extra judicial step, and shall if so directed by the Majority Lenders, by notice to the Company but subject to the mandatory provisions of articles L.620-1 to L.628-3 of the French Code de Commerce:

(a)	(in respect of the Facilities until the end of the Certain Funds Period, in the case of a Major Default only) cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	if an Event of Default described in Subclause 23.9 (United States Bankruptcy Laws) occurs, the Total Commitments will, if not already cancelled under this Agreement, be immediately and automatically cancelled and all amounts outstanding under the Finance Documents will be immediately and automatically due and payable.

24.	CHANGES TO THE LENDERS

24.1	Assignments and transfers by the Lenders

(a)	Subject to this Clause 24, a Lender (the Existing Lender) may:

(i)	assign any of its rights; or

(ii)	transfer any of its rights (including such as relate to that Lender's participation in each Loan) and obligations,

to another bank or financial institution (the New Lender).

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(b)	The consent of the Finance Parties is hereby given to a transfer by an Existing Lender to a New Lender.

24.2	Conditions of assignment or transfer

(a)	The consent of the Company is required for an assignment or transfer by an Existing Lender unless an Event of Default described in Clause 23 (Events of Default) is outstanding, provided that:

(i)	in the case of an assignment, no consent is required if the assignment is to another Lender or an Affiliate of a Lender, and

(ii)	the Company hereby consents to a transfer to another Lender or an Affiliate of a Lender.

(b)	The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent seven Business Days after the Existing Lender has requested that consent unless the existing Lender has received notice that the Company's consent is refused.

(c)	The consent of the Company to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(d)	An assignment will only be effective as among the Finance Parties on:

(i)	receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender has become entitled to the same rights and will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	performance by the Facility Agent of all "know your customer" or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender.

(e)	A transfer will only be effective if the procedure set out in Clause 24.5 (Procedure for transfer) is complied with.

(f)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax Gross Up and Indemnities) or Clause 14 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

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(g)	Without prejudice to (a) above, if on the date of an assignment or transfer, it is a requirement of Dutch law that each Lender to a Dutch Borrower must be a Professional Market Party:

(i)	unless the New Lender to a Dutch Borrower is a Professional Market Party, the consent of the Company is required for any assignment or transfer to that New Lender;

(ii)	the Company's consent must not be unreasonably withheld or delayed;

(iii)	the Company will be deemed to have given its consent seven Business Days after the Company is given notice of the request unless it is expressly refused by the Company within that time because either:

(A)	the proposed New Lender is not a Professional Market Party; or

(B)	the Company has reasonably demonstrated that it is in good faith unable to determine whether the proposed New Lender is a Professional Market Party;

(iv)	the New Lender and each Dutch Borrower must comply with paragraph (vi) below;

(v)	no assignment or transfer will be effective unless both the New Lender and each Dutch Borrower have complied with the requirements of this Subclause;

(vi)	on the date the assignment or transfer becomes effective:

(A)	the New Lender must make the representation set out in paragraph 8 of the Transfer Certificate;

(B)	each Dutch Borrower represents that it is in compliance with the applicable provisions of the Dutch Banking Act.

24.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of EUR 1,500 including VAT (if any).

24.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

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(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

24.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) and (d) below when the Facility Agent executes an otherwise duly completed Transfer Agreement delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Agreement.

(b)	The Facility Agent shall only be obliged to execute a Transfer Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	By virtue of the execution of a Transfer Agreement, as from the Transfer Date:

(i)	to the extent that in the Transfer Agreement the Existing Lender seeks to transfer its rights and obligations under the Finance Documents, the Existing Lender shall be discharged to the extent provided for in the Transfer Agreement from further obligations towards each of the Obligors and the other Finance Parties under the Finance Documents;

(ii)	the rights and obligations of the Existing Lender with respect to the Obligors shall be transferred to the New Lender, to the extent provided for in the Transfer Agreement;

(iii)	the Facility Agent, the Mandated Lead Arrangers, the New Lender and other Lenders shall have the same rights and obligations between themselves as they would have had had the New Lender been an Original Lender with the rights and/or obligations to which it is entitled and subject as a result of the transfer and to that extent the Facility Agent, the Mandated Lead Arrangers and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

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(iv)	the New Lender shall become a Party as a Lender.

(d)	The Company (for itself and as agent for the existing Obligors) will (at its own cost) promptly execute, or procure that there are executed, such documents and agreements and take, or procure that there are taken, such other actions as are necessary to effect or perfect a transfer of rights and obligations to New Lender under this Agreement in accordance with the Transfer Agreement.

24.6	Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person:

(a)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate if, in relation to paragraphs (a) and (b) above, the persons to whom the information is to be given keeps that information confidential.

25.	CHANGES TO THE OBLIGORS

25.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

25.2	Additional Borrowers

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 20.7 ("Know your customer" checks), the Company may request that any of its wholly owned Subsidiaries becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower if:

(i)	the Majority Lenders approve the addition of that Subsidiary, if the proposed Additional Borrower is incorporated in the same jurisdiction of incorporation as an existing Borrower;

(ii)	all the Lenders approve the addition of that Subsidiary if the proposed Additional Borrower is incorporated in a jurisdiction of incorporation other than the jurisdiction of an existing Borrower;

(iii)	the Company delivers to the Facility Agent a duly completed and executed Accession Letter;

(iv)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

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(v)	the Facility Agent has received all of the documents and other evidence listed in Part 3 of Schedule 2 (Conditions precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Facility Agent.

(b)	The Facility Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 3 of Schedule 2 (Conditions precedent).

25.3	Resignation of a Borrower

(a)	The Company may request that a Borrower (other than the Company) ceases to be a Borrower by delivering to the Facility Agent a Resignation Letter.

(b)	The Facility Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

25.4	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 20.7 ("Know your customer" checks), the Company may request that any of its wholly owned Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:

(i)	the Company delivers to the Facility Agent a duly completed and executed Accession Letter; and

(ii)	the Facility Agent has received all of the documents and other evidence listed in Part 3 of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Facility Agent.

(b)	The Facility Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 3 of Schedule 2 (Conditions precedent).

25.5	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

25.6	Resignation of a Guarantor

(a)	The Company may request that a Guarantor (other than the Company) ceases to be a Guarantor by delivering to the Facility Agent a Resignation Letter.

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(b)	The Facility Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)	all the Lenders have consented to the Company's request.

26.	SECURITY

26.1	Security Agent as holder of security

Unless expressly provided to the contrary, the Security Agent holds or manages the Security created under the Security Document on behalf of the Finance Parties.

26.2	Responsibility

The Security Agent is not liable or responsible to any other Finance Party for:

(a)	any failure in perfecting or protecting the security under the Security Document; or

(b)	any other action taken or not taken by it in connection with the Security Document.

26.3	Title

(a)	The Security Agent may accept, without enquiry, the title (if any) Legrand S.A.S. may have to any asset over which security is intended to be created by the Security Document.

(b)	The Security Agent has no obligation to insure any such asset or the interests of the Finance Parties in any such asset.

26.4	Possession of documents

The Security Agent is not obliged to hold in its own possession the Security Document, title deed or other document in connection with any asset over which security is intended to be created by the Security Document. Without prejudice to the above, the Security Agent may allow any bank providing safe custody services or any professional adviser to the Security Agent to retain any of those documents in its possession.

26.5	Investments

Except as otherwise provided in the Security Document, all moneys received by the Security Agent under the Finance Documents may be:

(a)	invested in the name of, or under the control of, the Security Agent in any investment which may be selected by the Security Agent with the consent of the Majority Lenders; or

(b)	placed on deposit in the name of, or under the control of, the Security Agent at such bank or institution (including any other Finance Party) and upon such terms as the Security Agent may think fit.

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26.6	Approval

Each Finance Party confirms its approval of the Security Document and authorises and directs the Security Agent (by itself or by such person(s) as it may nominate) to execute and enforce the same as agent or as otherwise provided (and whether or not expressly in the names of the Finance Parties) on its behalf to the extent, as permitted by law.

26.7	Conflict with Security Document

If there is any conflict between the provisions of this Agreement and the Security Document with regard to instructions to or other matters affecting the Security Agent, this Agreement will prevail.

26.8	Release of security

(a)	If a disposal to a person or persons outside the Group of an asset owned by Legrand S.A.S. over which a Security has been created by the Security Document is:

(i)	allowed by the terms of Clause 22.4 (Disposals); or

(ii)	being effected at the request of the Majority Lenders in circumstances where the Security created by the Security Document has become enforceable; or

(iii)	being effected by enforcement of the Security Document,

the Security Agent is irrevocably authorised to execute on behalf of each Finance Party and each Obligor (and at the cost of the relevant Obligor) the release referred to in paragraph (b) below.

(b)	The release referred to in paragraph (a) above is:

(i)	the release of the Security created by the Security Document over that asset; and

(ii)	a release of Legrand S.A.S. and its Subsidiaries from all present and future liabilities (both actual and contingent and including any liability to any other Obligor under the Finance Documents by way of contribution or indemnity) in its capacity as a Guarantor (but, except in the circumstances referred to in subparagraph (i) above, not as a Borrower) under the Finance Documents.

(c)	(i) In the case of subparagraph (a)(i) above, the Net Proceeds of the disposal must be applied in accordance with Clause 8 (Prepayment and Cancellation).

(ii)	In the case of subparagraphs (a)(ii) and (iii) above, the net cash proceeds of the disposal must be applied in accordance with Clause 30.5 (Partial payments).

(d)	If the Security Agent is satisfied that a release is allowed under this Subclause, each Finance Party must execute (at the cost of the relevant Obligor) any document which is reasonably required to achieve that release. Each other Finance Party irrevocably authorises the Security Agent to execute any such document. Any release will not affect the obligations of any other Obligor under the Finance Documents.

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27.	ROLE OF THE ADMINISTRATIVE PARTIES

27.1	Appointment of the Agent and an Administrative Party

(a)	Each other Finance Party appoints each Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises each Administrative Party to exercise the rights, powers, authorities and discretions specifically given to each Administrative Party under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

27.2	Duties of the Agents

(a)	Each Agent shall promptly forward to a Party the original or a copy of any document which is delivered to each Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If any Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)	If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent or the Mandated Lead Arrangers) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

27.3	Role of the Mandated Lead Arranger

Except as specifically provided in the Finance Documents, each Mandated Lead Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

27.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes an Administrative Party as a trustee or fiduciary of any other person.

(b)	No Administrative Party shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

27.5	Business with the Group

Each Agent and the Mandated Lead Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

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27.6	Rights and discretions of the Agent

(a)	Each Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	Each Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	Each Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	Each Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	Each Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, no Administrative Party is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

27.7	Majority Lenders' instructions

(a)	Unless a contrary indication appears in a Finance Document, each Agent shall exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (b) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	Each Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

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(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) each Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	Each Agent is not authorised to act on behalf of a Lender in any legal or arbitration proceedings relating to any Finance Document, without having first obtained that Lender’s authority to act on its behalf in those proceedings.

27.8	Responsibility for documentation

No Administrative Party:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by each Administrative Party, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

27.9	Exclusion of liability

(a)	Without limiting paragraph (b) below, neither Agent will be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the relevant Agent) may take any proceedings against any officer, employee or agent of an Agent in respect of any claim it might have against that Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of that Agent may rely on this Clause.

(c)	The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d)	Nothing in this Agreement shall oblige any Administrative Party to carry out any "know your customer" or other checks in relation to any person on behalf of any Lender and each Lender confirms to each Administrative Party that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by any Administrative Party.

27.10	Lenders' indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify each Agent, within three Business Days of demand, against any cost, loss or liability incurred by that Agent (otherwise than by reason of that Agent's gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless that Agent has been reimbursed by an Obligor pursuant to a Finance Document).

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27.11	Resignation

(a)	An Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Company.

(b)	Alternatively an Agent may resign by giving notice to the other Finance Parties and the Company, in which case the Majority Lenders (with the consent of the Company, such consent not to be unreasonably withheld) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the relevant Agent may appoint a successor Agent.

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent's resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 27. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

27.12	Confidentiality

(a)	In acting as agent for the Finance Parties, an Administrative Party shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of that Administrative Party, it may be treated as confidential to that division or department and that Administrative Party shall not be deemed to have notice of it.

27.13	Relationship with the Lenders

(a)	Each Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Facility Agent with any information required by the Facility Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formulae).

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27.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Administrative Parties that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	(the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by any Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

27.15	Reference Banks

If a Reference Bank ceases to be a Reference Bank, the Facility Agent shall (in consultation with the Company) appoint another first ranking bank to replace that Reference Bank.

27.16	Deduction from amounts payable by the Facility Agent

If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

28.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

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29.	SHARING AMONG THE FINANCE PARTIES

29.1	Payments to Finance Parties

If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with Clause 30 (Payment Mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Facility Agent;

(b)	the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 30 (Payment Mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 30.5 (Partial payments).

29.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 30.5 (Partial payments).

29.3	Recovering Finance Party's rights

(a)	On a distribution by the Facility Agent under Clause 29.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution which Finance Parties agree that they will in that connection waive the benefit of Article 1252 of the French Code Civil.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

29.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 29.2 (Redistribution of payments) shall, upon request of the Facility Agent, pay to the Facility Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

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(b)	that Recovering Finance Party's rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

29.5	Exceptions

(a)	This Clause 29 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

30.	PAYMENT MECHANICS

30.1	Payments to the Facility Agent

(a)	On each date on which a Borrower or a Lender is required to make a payment under a Finance Document, that Borrower or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Facility Agent specifies.

30.2	Distributions by the Facility Agent

Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 30.3 (Distributions to an Obligor) and Clause 30.4 (Clawback) be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five Business Days' notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

30.3	Distributions to an Obligor

The Facility Agent may (with the consent of the Borrower or in accordance with Clause 31 (Set-Off)) apply any amount received by it for that Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

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30.4	Clawback

(a)	Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

30.5	Partial payments

(a)	If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Parties under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

30.6	No set-off by Borrowers

All payments to be made by a Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

30.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

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30.8	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from a Borrower under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

30.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (acting reasonably and after consultation with the Company); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably after consultation with the Company).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

31.	SET-OFF

Whilst an Event of Default is continuing, a Finance Party may set off any matured obligation due from a Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. That Finance Party shall promptly notify that Borrowers of any such set-off or conversion.

32.	NOTICES

32.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

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32.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company, that identified with its name below;

(b)	in the case of each Lender or any other Original Borrower, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of each Administrative Party, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days' notice.

32.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or three Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 32.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Facility Agent will be effective only when actually received by the Facility Agent and then only if it is expressly marked for the attention of the department or officer identified with the Facility Agent's signature below (or any substitute department or officer as the Facility Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Facility Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

32.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 32.2 (Addresses) or changing its own address or fax number, the Facility Agent shall notify the other Parties.

32.5	Electronic communication

(a)	Any communication to be made between the Facility Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Facility Agent and the relevant Lender:

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(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Facility Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Facility Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

32.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

33.	CALCULATIONS AND CERTIFICATES

33.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

33.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document shall set out the basis of calculation in a reasonable detail and is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

33.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

34.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

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35.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

36.	AMENDMENTS AND WAIVERS

36.1	Required consents

(a)	Subject to Clause 36.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

36.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of "Majority Lenders" in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin (other than in accordance with Clause 9.3 (Margin)) or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	a change to the Borrowers or Guarantors other than in accordance with Clause 25 (Changes to the Obligors);

(vi)	any provision which expressly requires the consent of all the Lenders; or

(vii)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 24 (Changes to the Lenders) or this Clause 36;

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Facility Agent or a Mandated Lead Arranger may not be effected without the consent of the Facility Agent or the relevant Mandated Lead Arranger.

37.	GOVERNING LAW

This Agreement is governed by French law.

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38.	ENFORCEMENT – JURISDICTION OF FRENCH COURTS

38.1	The Tribunal de Commerce de Paris has exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a Dispute).

38.2	Clause 38.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

39.	ELECTION OF DOMICILE

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor otherwise domiciled in France) irrevocably elects domicile at Legrand S.A., 128 avenue du Maréchal de Lattre de Tassigny, 87000 Limoges, France for the purpose of serving any judicial or extra-judicial documents in relation to any action or proceedings referred to above.

40.	WAIVER OF TRIAL BY JURY

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY FINANCE DOCUMENT. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.

42.	COMPLETE AGREEMENT

The Finance Documents contain the complete agreement between the Parties on the matters to which they relate and supersede all prior commitments, agreements and understandings, whether written or oral, on those matters.

This Agreement has been entered into in 18 originals on the date stated at the beginning of this Agreement.

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SCHEDULE 1

THE ORIGINAL PARTIES

PART 1

THE ORIGINAL BORROWERS/ORIGINAL GUARANTORS

Name of Original Borrower	Registration number (or equivalent, if any)

Legrand S.A.	758 501 001 R.C.S. Limoges

Legrand S.A.S.	421 391 269 R.C.S. Limoges

Legrand Nederland B.V.	16048212, Chamber of Commerce for Oost Brabant

Legrand Holding Inc.

Name of Original Guarantor	Registration number (or equivalent, if any)

Legrand S.A.	758 501 001 R.C.S. Limoges

Legrand S.A.S.	421 391 269 R.C.S. Limoges

Legrand Nederland B.V.	16048212, Chamber of Commerce for Oost Brabant

Legrand Holding, Inc.

PART 2

THE ORIGINAL LENDERS

Name of Original Lender	Facility A Commitment	Facility B Commitment

BNP Paribas	EUR 350,000,000	EUR 350,000,000

The Royal Bank of Scotland plc	EUR 350,000,000	EUR 350,000,000

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SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

PART 1

TO BE DELIVERED BEFORE THE DATE OF THIS AGREEMENT

1.	Original Obligors

(a)	For each Original Obligor other than a Dutch Obligor, a certified copy of the by-laws (status), an original extract of the certificate of incorporation (K-bis of the Registry of Commerce and Companies), a certificate of non-insolvency or equivalent (certificat de non-faillite) and état des inscriptions or equivalent each dated no earlier than 15 days before the date of this Agreement.

(b)	Evidence that each person signing the Finance Documents on behalf of each Original Obligor incorporated in France is authorised to do so.

(c)	For each Original Obligor incorporated in France which is a Guarantor, a copy of the resolution of the board of directors made in accordance with Article L.225-35 of the French Commercial Code approving the terms of, and the transactions contemplated by, this Agreement.

(d)	A copy of the constitutional documents of each Original Obligor.

(e)	A copy of a resolution of the board of directors of each Obligor (or a committee of its board of directors) approving the terms of, the transactions contemplated by, and the execution, delivery and performance of the Finance Documents.

(f)	If applicable, a copy of a resolution of the board of directors of the relevant Original Obligor establishing the committee referred to in paragraph (e) above.

(g)	A specimen of the signature of each person authorised on behalf of an Original Obligor to execute or witness the execution of any Finance Document or to sign or send any document or notice in connection with any Finance Document.

(h)	For each Original Obligor incorporated in the Netherlands, an original extract from the Chamber of Commerce and a certificated copy of the articles of association.

(i)	A certificate of an authorised signatory of the Company:

(i)	confirming that utilisation by the Original Borrowers of the Total Commitments in full will not breach any limit binding on any Original Obligor; and

(ii)	certifying that each copy document specified in Part 1 of this Schedule is correct and complete and that the original of each of those documents is in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.

(j)	For each Original Obligor which is not incorporated under the laws of France, evidence that it has accepted its election as elected domicile under the Finance Documents.

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2.	Finance Documents

Each of the following documents in the agreed form duly executed and delivered by all parties to them:

(a)	the Agreement;

(b)	the Intercreditor Deed; and

(c)	the Fee Letter between the Companies, the Facility Agent and the Mandated Lead Arrangers.

3.	Effective Global Rate (taux effectif global)

The original letter referred to in Clause 9.6 (Effective Global Rate (Taux Effectif Global)) and countersigned on behalf of the Borrowers.

4.	"Know your customer" requirements

Each of the following documents for each Obligor, pursuant to Clause 20.7:

(a)	certified copy of its K-Bis or equivalent;

(b)	certified copies of its by-laws or equivalent;

(c)	certified copies of its annual financial statements;

(d)	certified copy of the ID card of physical persons owing more than 20 per cent. of its share capital;

(e)	certified copies of the documents evidencing the chain of powers authorising the persons to sign the Finance Documents;

(f)	certified copy of the ID card of physical persons signing the Finance Documents;

(g)	specimen of signatures of the persons signing the Utilisation Request

5.	Other documents and evidence

(a)	A copy of any other Authorisation or other document, opinion or assurance which the Finance Agent considers to be necessary or desirable (if it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(b)	Certified copies with agreed form of quarterly consolidated financial statements for the quarter ending September 2004 relating to the Group.

(c)	Certified copies in the agreed form of a current up to date business plan of Holdco.

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PART 2

TO BE DELIVERED BEFORE THE FIRST UTILISATION DATE

1.	Original Obligors

A certificate of an authorised signatory of the Company certifying that each copy document specified in Part 2 of this Schedule is correct and complete and that the original of each of those documents is in full force and effect and has not been amended or superseded since the date of this Agreement.

2.	Finance Documents

The Security Document in the agreed form duly executed and delivered by all the parties to it.

3.	Ancillary Security Notice

The originals of the documents set out below to be issued with the Security Document and duly signed on behalf of each relevant Obligor:

(a)	Executed copies of the statement of pledge (déclaration de gage);

(b)	Executed copies of the Certificate of pledge (attestation de gage);

(c)	Evidence that all Security in favour of third parties securing the Existing Facilities granted by any Group Companies have been or will be discharged and released on or before the first Utilisation Date save for registration to be completed in accordance with Clause 4.3 (Condition subsequent relating to Security securing the Existing Facilities).

4.	Other documents and evidence

(a)	Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 12 (Fees) and Clause 17 (Costs and Expenses) have been paid or will be paid by the first Utilisation Date.

(b)	Evidence that the Existing Facilities will be prepaid and cancelled out of the proceeds of the first Utilisation.

(c)	A copy of the Funds Flow Statement.

5.	Legal opinions

Each of the following legal opinions in the agreed form:

(a)	A legal opinion of Allen & Overy LLP, Paris, legal advisers as to matters of French law to the Mandated Lead Arrangers and the Facility Agent, addressed to the Finance Parties.

(b)	A legal opinion of Allen & Overy LLP, London, legal advisers as to matters of English law to the Mandated Lead Arrangers and the Facility Agent, addressed to the Finance Parties.

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(c)	A legal opinion of Allen & Overy LLP, Amsterdam, legal advisers as to matters of Dutch law to the Mandated Lead Arrangers and the Facility Agent, addressed to the Finance Parties.

(d)	Legal opinions of Linklaters, New York in respect of the laws of the jurisdiction in which the US Original Obligor is incorporated.

(e)	Legal opinions of Linklaters, Paris in respect of the laws of the jurisdiction in which each French Original Obligor is incorporated.

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PART 3

CONDITIONS PRECEDENT REQUIRED TO BE DELIVERED BY AN ADDITIONAL OBLIGOR

1.	An Accession Letter, duly executed by that Additional Borrower/Additional Guarantor and the Company.

2.	A certified copy of the status, an original extract of the K-bis of the Registry of Commerce and Companies, certificat de non-faillite and état des inscriptions (or equivalent)) for the Additional Obligor not more than 15 days old.

3.	A copy of the constitutional documents of the Additional Obligor.

4.	Evidence that the person(s) who has signed the Accession Letter on behalf of that Additional Borrower/Additional Guarantor and the Company was duly authorised so to sign.

5.	If the Additional Obligor is an Additional Guarantor, a copy of a resolution of its board of directors taken in accordance with article L.225-35 of the French Code de Commerce (or equivalent if the Additional Obligor is not a French Additional Guarantor) approving the terms of the Guarantee granted by it, and authorising a specified person or persons on its behalf, to execute that Guarantee.

6.	A specimen of the signature of each person referred to in paragraph 4 above and of each person authorised by the resolution referred to in paragraph 5 above.

7.	A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part 3 of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

8.	A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

9.	If available, the latest audited financial statements of the Additional Obligor.

10.	A legal opinion of Allen & Overy LLP Paris, legal advisers to the Mandated Lead Arrangers and the Facility Agent in France in a form reasonably satisfactory to the Mandated Lead Arrangers and the Facility Agent.

11.	If the Additional Obligor is incorporated in a jurisdiction other than France, a legal opinion of the legal advisers to the Mandated Lead Arrangers and the Facility Agent in the jurisdiction in which the Additional Obligor is incorporated in a form reasonably satisfactory to the Mandated Lead Arrangers and the Facility Agent.

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SCHEDULE 3

REQUESTS

PART 1

UTILISATION REQUEST

From: [Borrower]

To: BNP Paribas

Date: [ ]

Dear Sirs

Legrand S.A. – Facility Agreement dated [ ] (the Agreement)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Facility to be utilised:	[Facility A]/[Facility B][1]

Currency of Loan:	[ ]

Amount:	[ ] or, if less, the Available Facility

Interest Period:	[ ]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

…………………………………

authorised signatory for
[name of relevant Borrower]

[1]	Delete as appropriate.

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PART 2

SELECTION NOTICE APPLICABLE TO A FACILITY A LOAN

From: [Borrower]

To: BNP Paribas

Date: [ ]

Dear Sirs

Legrand S.A. – Facility Agreement dated [ ] (the Agreement)

1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Facility A Loan[s] in euro with an Interest Period ending on [ ][2]

3.	[We request that the above Facility A Loan[s] be divided into [ ] Facility A Loans with the following Base Currency Amounts and Interest Periods:][3]

or

[We request that the next Interest Period for the above Facility A Loan[s] is [ ]].[4]

4.	We request that the above Facility A Loan[s] [is]/[are] [denominated in the same currency for the next Interest Period]/[denominated in the following currencies: [ ]. As this results in a change of currency we confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Selection Notice. The proceeds of any change in currency should be credited to [account].] .

5.	This Selection Notice is irrevocable.

Yours faithfully
…..................................

authorised signatory for
[the Company on behalf of]
[name of relevant Borrower]

[2]	Insert details of all Facility A Loans in the same currency which have an Interest Period ending on the same date.
[3]	Use this option if division of Loans is requested.
[4]	Use this option if sub-division is not required.

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SCHEDULE 4

MANDATORY COST FORMULAE

1.	General

(a)	The Mandatory Cost is to compensate a Lender for the cost of compliance with:

(i)	the requirements of the European Central Bank.

(ii)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces any of its functions); or

(b)	The Mandatory Cost is expressed as a percentage rate per annum.

(c)	The Mandatory Cost is the weighted average (weighted in proportion to the percentage share of each Lender in the relevant Loan) of the rates for the Lenders calculated by the Facility Agent in accordance with this Schedule on the first day of an Interest Period (or as soon as possible after then).

(d)	The Facility Agent must distribute each amount of Mandatory Cost among the Lenders on the basis of the rate for each Lender.

(e)	Any determination by the Facility Agent pursuant to this Schedule will be, in the absence of manifest error, conclusive and binding on all the Parties.

2.	For a Lender lending from a Facility Office in a Participating Member State

(a)	The relevant rate for a Lender lending from a Facility Office in a Participating Member State is the percentage rate per annum notified by that Lender to the Facility Agent. This percentage rate per annum must be certified by that Lender in its notice to the Facility Agent as its reasonable determination of the cost (expressed as a percentage of that Lender's share in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Facility Office.

(b)	If a Lender fails to specify a rate under paragraph (a) above, the Facility Agent will assume that the Lender has not incurred any such cost.

3.	For a Lender lending from a Facility Office in the U.K.

(a)	The relevant rate for a Lender lending from a Facility Office in the U.K. is calculated in accordance with the following formula:

for a Loan in Sterling:

AB + C(B - D) + E x 0.01 100 – (A + C)	per cent. per annum

for any other Loan:

E x 0.01 300	per cent. per annum

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where on the day of application of the formula:

A	is the percentage of that Lender's eligible liabilities (in excess of any stated minimum) which the Bank of England requires it to hold on a non-interest-bearing deposit account in accordance with its cash ratio requirements;

B	is the percentage rate of LIBOR for the relevant Interest Period;

C	is the percentage (if any) of that Lender's eligible liabilities which the Bank of England requires it to place as an interest bearing special deposit;

D	is the percentage rate per annum payable by the Bank of England on interest bearing special deposits; and

E	is calculated by the Facility Agent as being the average of the rates of charge under the fees rules supplied by the Reference Banks to the Facility Agent under paragraph (d) below and expressed in pounds per £1 million.

(b)	For the purposes of this paragraph 3:

(i)	eligible liabilities and special deposit(s) have the meanings given to them at the time of application of the formula pursuant to the Bank of England Act 1988 or (as appropriate) by the Bank of England;

(ii)	fees rules means the then current rules on periodic fees in the Supervision Manual of the FSA Handbook or any other law or regulation as may then be in force for the payment of fees for the acceptance of deposits;

(iii)	fee tariffs means the fee tariffs specified in the fees rules under fee-block Category A1 (Deposit acceptors) (ignoring any minimum fee or zero rated fee required pursuant to the fees rules but applying any applicable discount rate); and

(iv)	tariff base has the meaning given to it in, and will be calculated in accordance with, the fees rules.

(c)	(i) In the application of the formulae, A, B, C and D are included as figures and not as percentages, e.g. if A = 0.5% and B = 15%, AB is calculated as 0.5 x 15. A negative result obtained by subtracting D from B is taken as zero.

(ii) Each rate calculated in accordance with a formula is, if necessary, rounded upward to four decimal places.

(d)	If requested by the Facility Agent, each Reference Bank must, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent the rate of charge payable by that Reference Bank to the Financial Services Authority under the fees rules for that Financial Year of the Financial Services Authority (calculated by that Reference Bank as being the average of the fee tariffs applicable to that Reference Bank for that Financial Year) and expressed in pounds per £1 million of the tariff base of that Reference Bank.

(e)	Each Lender must supply to the Facility Agent the information required by it to make a calculation of the rate for that Lender. In particular, each Lender must supply the following information on or prior to the date on which it becomes a Lender:

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(i)	the jurisdiction of its Facility Office; and

(ii)	any other information that the Facility Agent reasonably requires for that purpose.

Each Lender must promptly notify the Facility Agent of any change to the information supplied to it under this paragraph.

(f)	The percentages of each Lender for the purposes of A and C above and the rates of charge of each Reference Bank for the purpose of E above are determined by the Facility Agent based upon the information supplied to it under paragraphs (d) and (e) above. Unless a Lender notifies the Facility Agent to the contrary, the Facility Agent may assume that the Lender's obligations in respect of cash ratio deposits and special deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the U.K.

(g)	The Facility Agent has no liability to any Party if its calculation over or under compensates any Lender. The Facility Agent is entitled to assume that the information provided by any Lender or Reference Bank under this Schedule is true and correct in all respects.

4.	Changes

(a)	The Facility Agent may, after consultation with the Company and the Lenders, determine and notify all the Parties of any amendment to this Schedule which is required to reflect:

(i)	any change in law or regulation; or

(ii)	any requirement imposed by the European Central Bank, the Bank of England or the Financial Services Authority (or, in any case, any successor authority).

(b)	If the Facility Agent, after consultation with the Company, determines that the Mandatory Cost for a Lender lending from a Facility Office in the U.K. can be calculated by reference to a screen, the Facility Agent may notify all the Parties of any amendment to this Agreement which is required to reflect this.

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SCHEDULE 5

FORM OF TRANSFER AGREEMENT

This Transfer Agreement is made on [ ]

BETWEEN:

(1)	BNP PARIBAS as Facility Agent for and on behalf of the Obligors and the Finance Parties (each as defined in the Facility Agreement referred to below);

(2)	[ ] (the Existing Lender);

(3)	[ ] (the New Lender).

WHEREAS:

(A)	The Existing Lender has entered into a multicurrency term loan facility in an aggregate amount equal to EUR 700,000,000, and a multicurrency revolving loan facility in an aggregate amount equal to EUR 700,000,000 under a facility agreement dated […], between, among others, the Company, Holdco, the Original Borrowers and the Original Guarantors listed in Part 1 of Schedule 1 to that facility agreement, the Financial Institutions listed in Part 2 of Schedule 1 to that Facility Agreement, The Royal Bank of Scotland plc as Closing Agent, BNP Paribas as Facility Agent and Security Agent and BNP Paribas and The Royal Bank of Scotland plc as Mandated Lead Arrangers and Underwriters (the Facility Agreement).

(B)	The Existing Lender wishes to transfer and the New Lender wishes to acquire [all] [the part specified in the Schedule of this Transfer Agreement] of the Existing Lender's Commitment, rights and obligations referred in the Schedule of this Transfer Agreement.

(C)	Terms defined in the Facility Agreement have the same meaning when used in this Transfer Agreement.

IT IS AGREED AS FOLLOWS:

1.	The Existing Lender and the New Lender agree to the transfer (cession) of [all] [the part specified in the Schedule of this Transfer Agreement] of the Existing Lender's Commitment, rights and obligations referred in the Schedule of this Transfer Agreement in accordance with Clause 24.5 (Procedure for transfer) of the Facility Agreement.

2.	The New Lender shall notify a copy of this certificate to the French Borrowers through a French huissier. The Company shall be responsible for the French huissier fees incurred in notifying each French Borrower and for any fees incurred in complying with any obligation or notification or modification in respect of the Security Document.

3.	The proposed Transfer Date is […].

4.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 32.2 (Addresses) are set out in the Schedule of this Transfer Agreement.

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5.	The New Lender acknowledges the limitations on the Existing Lender's liabilities set out in paragraph (c) of Clause 24.4 (Limitation of responsibility of Existing Lenders) of the Facility Agreement.

6.	The New Lender confirms to the other Finance Parties represented by the Facility Agent that it will assume the same obligations to those Parties as it would have been under if it was an Original Lender.

7.	The New Lender shall benefit from all the Existing Lenders' rights under the Security Document.

8.	On the date of this Transfer Agreement, the New Lender represents to the Existing Lender, the other Finance Parties and each Dutch Borrower that it is a Professional Market Party and that it will not assign any of its rights or transfer any of its rights (including such as relate to that New Lender's participation in each Loan to a Dutch Borrower) and obligations towards a Dutch Borrower other than to a Professional Market Party.

9.	This Transfer Agreement is governed by French law. The Tribunal de Commerce de Paris shall have jurisdiction in relation to any dispute concerning it.

SCHEDULE

COMMITMENT/RIGHTS AND OBLIGATIONS TO BE TRANSFERRED

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Agreement is accepted by the Facility Agent and the Transfer Date is confirmed as [ ].

[Facility Agent]
By:

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SCHEDULE 6

FORM OF ACCESSION LETTER

To:	BNP Paribas as Facility Agent

From:	[Subsidiary] and [Company]

Date: [ ]

Dear Sirs

Legrand S.A. – Facility Agreement dated [ ] (the Agreement)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Subsidiary] agrees to become an Additional [Borrower/Guarantor] and to be bound by the terms of the Facility Agreement as an Additional [Borrower/Guarantor] pursuant to [Clause 25.2 (Additional Borrowers), 25.4 (Additional Guarantors)] of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[Subsidiary's] administrative details are as follows:

Address:

Fax No:

Attention:

4.	This Accession Letter is governed by French law.

[Company] [Subsidiary]

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SCHEDULE 7

FORM OF RESIGNATION LETTER

To:	BNP Paribas as Facility Agent

From:	[resigning Obligor] and [Company]

Date: [ ]

Dear Sirs

Legrand S.A. –Facility Agreement dated [ ] (the Agreement)

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to [Clause 25.3 (Resignation of a Borrower)]/[Clause 25.6 (Resignation of a Guarantor), we request that [resigning Obligor] be released from its obligations as a [Borrower/Guarantor] under the relevant Finance Document.

3.	We confirm that:

(a)	no Default is continuing or would result from the acceptance of this request; and

(b)	[ ][5]

4.	This Resignation Letter is governed by French law.

[Company]	[Subsidiary]

By:	By:

[1] Insert any other conditions required by the Agreement.

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SCHEDULE 8

FORM OF COMPLIANCE CERTIFICATE

To:	BNP Paribas as Facility Agent

From:	[Company/Holdco]

Date: [ ]

Dear Sirs

Legrand S.A. – [ ] Facility Agreement dated [ ] (the Agreement)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that: [Insert details of covenants to be certified]

3.	[We confirm that no Default is continuing.][6]

Signed:

……...............	……...............

[Chief Executive Officer/Chief Financial Officer]	[Chief Executive Officer/Chief Financial Officer]
of	of
[Company/Holdco]	[Company/Holdco]

[insert applicable certification language][7]

……...............
for and on behalf of
[name of auditors of the Company]

6 If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.
7 To be agreed with the Company’s auditors and the Lenders prior to signing the Agreement.

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SCHEDULE 9

FORM OF TAUX EFFECTIF GLOBAL LETTER

[ON THE LETTERHEAD OF THE FACILITY AGENT]

From:	BNP PARIBAS as Facility Agent

To:	[BORROWERS]

Date: [ ]

Dear Sirs,

LEGRAND S.A. – EUR 1,400,000,000 Senior Facility Agreement
dated • 2004, (the Agreement)

We refer to the Agreement.

This is the letter setting out the applicable effective global rate (taux effectif global) referred to in the Agreement.

Terms defined in the Agreement shall bear the same meanings in this letter otherwise defined in this letter.

The applicable taux effectif global, calculated on the basis of a 365 day year, is:

(a)	for a Facility A Loan of one month and at EURIBOR rate of [ ] per cent. per annum, [TEG rate to be inserted] per cent. (which corresponds to a taux de période of [Period rate to be inserted] per cent. for a durée de période of one month;

(b)	for a Facility B Loan of one month and at EURIBOR rate of [ ] per cent. per annum [TEG rate to be inserted] per cent. (which corresponds to a taux de période of [Period rate to be inserted] per cent. for a durée de période of one month;

The above rates:

(a)	are given in order to comply with the provisions of article L.313-1 to L.313-6 et seq. of the French Code de la Consommation and on an indicative basis and for information only;

(b)	are calculated on the basis that:

(i)	drawdown for the full amount of the Facilities has been made in euros on [DATE];

(ii)	the EURIBOR rate, expressed as an annual rate, is as fixed on [DATE];

(iii)	the Margin is [ ]; and

(c)	take into account the various fees, costs and expenses payable by you under the Agreement.

98	17 December 2004

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This letter is designated a Finance Document.

Please confirm your acceptance of the terms of this letter by signing and returning to us the enclosed copy.

Yours faithfully,

.............................................................................

BNP PARIBAS
as Facility Agent

We agree to the above.

.............................................................................

[BORROWERS]

99	17 December 2004

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SCHEDULE 10

TIMETABLES

	Loans in euro or US Dollars	Loans in sterling	Loans in other currencies

Facility Agent notifies the Company if a currency is approved as an Optional Currency in accordance with Clause 4.4 (Conditions relating to Optional Currencies)	Not applicable	Not applicable	10:00 a.m. 4 Business Days prior to the proposed Utilisation Date

Delivery of a duly completed Utilisation Request (clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (Clause 10.1 (Selection of Interest Periods))	10:00 a.m. 3 Business Days prior to the relevant Utilisation Date	10:00 a.m. 3 Business Days prior to the relevant Utilisation Date	3:00 p.m. 4 Business Days prior to the Utilisation Date

Facility Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders' participation) and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders' participation)	4.00 p.m. 3 Business Days prior to the proposed Utilisation Date	4.00 p.m. 3 Business Days prior to the proposed Utilisation Date	4.00 p.m. 3 Business Days prior to the proposed Utilisation Date

Facility Agent receives a notification from a Lender under Clause 6.2 (Unavailability of a currency)	11:00 a.m. 2 Business Days prior the relevant Utilisation Date	11:00 a.m. 2 Business Days prior the relevant Utilisation Date	11:00 a.m. 2 Business Days prior the relevant Utilisation Date

Facility Agent gives notice in accordance with Clause 6.2 (Unavailability of a currency)	3:00 p.m. 2 Business Days prior to the relevant Utilisation Date	3:00 p.m. 2 Business Days prior to the relevant Utilisation Date	3:00 p.m. 2 Business Days prior to the relevant Utilisation Date

Facility Agent determines amount of the Facility A Loan in Optional Currency in accordance with Clause 6.3 (Change of currency)	11.00 a.m. 3 Business Days prior the first day of the new Interest Period	11.00 a.m. 3 Business Days prior the first day of the new Interest Period	11.00 a.m. 3 Business Days prior the first day of the new Interest Period

Facility Agent determines amount of the Facility A Loan in Optional Currency in accordance with Clause 6.4(a) (Same Optional Currency during successive Interest Periods)	11.00 a.m. 3 Business Days prior the first day of the new Interest Period	11.00 a.m. 3 Business Days prior the first day of the new Interest Period	11.00 a.m. 3 Business Days prior the first day of the new Interest Period

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	Loans in euro or US Dollars	Loans in sterling	Loans in other currencies

LIBOR or EURIBOR is fixed	Quotation day as of 11:00 a.m. London time in respect of LIBOR and as of 11:00 a.m. (Brussels time) in respect of EURIBOR	Quotation Day as of 11:00 a.m.	Quotation Day as of 11:00 a.m.

101	17 December 2004

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SIGNATORIES TO THE AGREEMENT

LEGRAND S.A.	)
as Company	)
as Original Borrower	)
by: PATRICE SOUDAN	)

Notice Details
Address:	128, avenue de Maréchal de Lattre de Tassigny, 87000 Limoges, France
Facsimile:	+33 5 55 06 70 64
Attention:	Patrice Soudan, VP Finance

LEGRAND HOLDING	)
as Holdco	)
by: PATRICE SOUDAN	)

Notice Details
Address:	128, avenue de Maréchal de Lattre de Tassigny, 87000 Limoges, France
Facsimile:	+33 5 55 06 70 64
Attention:	Patrice Soudan, VP Finance

LEGRAND S.A.S.	)
as Original Borrower	)
by: PATRICE SOUDAN	)

Notice Details
Address:	128, avenue de Maréchal de Lattre de Tassigny, 87000 Limoges, France
Facsimile:	+33 5 55 06 70 64
Attention:	Patrice Soudan, VP Finance

LEGRAND NEDERLAND B.V.	)
as Original Borrower	)
by: OLIVIER BAZIL	)

Notice Details
Address:	128, avenue de Maréchal de Lattre de Tassigny, 87000 Limoges, France
Facsimile:	+33 5 55 06 70 64
Attention:	Patrice Soudan, VP Finance

LEGRAND HOLDING INC.	)
as Original Borrower	)
by: OLIVIER BAZIL	)

Notice Details
Address:	60 Woodlawn Street, West Hartford CT 06110
Facsimile:	+1 860 570 2813
Attention:	Doug Bielefeld, Treasurer

102	17 December 2004

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Original Guarantors

LEGRAND S.A.	)
By: PATRICE SOUDAN	)

Notice Details
Address:	128 avenue de Maréchal de Lattre de Tassigny, 87000 Limoges, France
Facsimile:	+33 (5) 55 06 70 64
Attention:	Patrice Soudan, VP Finance

LEGRAND S.A.S.	)
by: PATRICE SOUDAN	)

Notice Details
Address:	128 avenue de Maréchal de Lattre de Tassigny, 87000 Limoges, France
Facsimile:	+33 5 55 06 70 64
Attention:	Patrice Soudan, VP Finance

LEGRAND NEDERLAND B.V.	)
by: OLIVIER BAZIL	)

Notice Details
Address:	128, avenue de Maréchal de Lattre de Tassigny, 87000 Limoges, France
Facsimile:	+33 5 55 06 70 64
Attention:	Patrice Soudan, VP Finance

LEGRAND HOLDING INC.	)
by: OLIVIER BAZIL	)

Notice Details
Address:	60 Woodlawn Street, West Hartford CT 06110
Facsimile:	+1 860 570 2813
Attention:	Doug Bielefeld, Treasurer

103	17 December 2004

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THE ROYAL BANK OF SCOTLAND PLC	)
as Mandated Lead Arranger	)
as Underwriter	)
by: MAROUN BOULOS	)

THE ROYAL BANK OF SCOTLAND PLC	)
as Closing Agent	)
as Original Lender	)
by: EMMANUEL RONDEAU	)

Notice Details
Address:	8 rue Lavoisier, 75008 Paris, France
Facsimile:	+33 1 49 24 12 20
Attention:	Yves Barbeau

BNP PARIBAS	)
as Mandated Lead Arranger	)
as Underwriter	)
as Facility Agent	)
as Security Agent	)
as Original Lender	)
by: PIERRE SEMÉRIA/GILLES VANEL	)

Notice Details
Address:	150 rue du Faubourg Poissonnière, 75010 Paris, France
Facsimile:	+33 1 40 14 74 25
Attention:	Alain Bernard / Myriam Présent
B.O.C.I.

Copy:
Address:	37 place du Marché Saint Honoré – CHCO1B1, 75031 Paris Cedex 01, France
Facsimile:	+33 1 42 98 43 17
Attention:	Isabelle Blandin / Christine Romancant
European Agency Middle Office Group

104	17 December 2004